Execution Version

AMENDMENT NO. 1 AND CONSENT

This AMENDMENT NO.1 AND CONSENT (this "Amendment"), dated effective as of June 30, 2011 (the "Effective Date"), is by and among Rowan Companies, Inc., a Delaware corporation (the "Borrower"), the Lenders party hereto, and Wells Fargo Bank, National Association, as an issuing lender, as swing line lender, and as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

WHEREAS, the Borrower, the lenders from time to time party thereto (the "Lenders"), and the Administrative Agent are parties to the Credit Agreement dated as of September 16, 2010 (the "Credit Agreement", the capitalized terms of which are used herein unless otherwise defined herein);

WHEREAS, the Borrower has converted RDC Arabia Drilling, Inc. ("RDC Arabia") from a Texas corporation to a corporation organized under the laws of the Cayman Islands (the "Conversion");

WHEREAS, the Borrower has determined that Rowan Finance LLC, a Delaware limited liability company, has become a Material Subsidiary and should be joined as a Guarantor;

WHEREAS, the Borrower has requested and the Lenders have agreed to (a) consent to the Conversion and (b) make certain amendments to the Credit Agreement, each as provided for herein;

WHEREAS, The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the "New Lender") desires to become a Lender under the Credit Agreement with a Revolving Commitment as set forth on Schedule I of the Credit Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1. Amendment. Subject to the satisfaction of the conditions precedent specified in Section 3 below, but effective as of the Effective Date, the Credit Agreement is hereby amended in its entirety in the form of the Credit Agreement between the Borrower, the Lenders and the Administrative Agent attached hereto as Exhibit A (the "Conformed Credit Agreement").

Section 2. Consent.  The Administrative Agent and the Lenders hereby consent to the Conversion and agree that the Conversion shall not constitute a Default or Event of Default under Section 7.1(c) of the Credit Agreement as a result of a violation of Section 5.1 of the Credit Agreement.  Furthermore, the Administrative Agent and the Lenders hereby consent and agree that RDC Arabia is hereby released and discharged from all present and future obligations and liabilities under the Guaranty and all other Credit Documents.  The express consent set forth in this Section 2 is limited to the extent described herein and shall not be construed to be a consent to or a permanent waiver of any terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Credit Documents, unless expressly provided so herein.  The Administrative Agent and the Lenders reserve the right to exercise any rights and remedies available to them in connection with any present or future defaults with respect to the Credit Agreement or any other provision of any Credit Document.

Section 3. Conditions Precedent.  The amendment to the Credit Agreement set forth in Section 1  and the consent set forth in Section 2 shall become effective as of the Effective Date upon the satisfaction of the following conditions precedent:

(a) Documentation. The Administrative Agent shall have received the following, each dated on or before the Effective Date, duly executed by all the parties thereto, each in form and substance satisfactory to the Administrative Agent:

(1) (i) counterparts of this Amendment duly executed by the Borrower, the Lenders and the Administrative Agent and (ii) counterparts of the attached Acknowledgment and Reaffirmation duly executed by each Guarantor;

(2) a supplement to the Guaranty (the "Supplement") causing Rowan Finance LLC ("Rowan Finance"), to become a Guarantor;

(3) a Revolving Note payable to the order of (i) each Lender (other than the New Lender) in the amount of such Lender's Revolving Commitment, as increased hereby and (ii) the New Lender in the amount of the New Lender's Revolving Commitment;

(4) a Swingline Note payable to the order the Swingline Lender;

(5) a secretary's certificate of the Borrower dated the Effective Date and certifying (A) that that there have been no changes to the organizational documents of the Borrower since the Closing Date or attaching such amendments, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution and delivery of this Amendment and the Credit Documents executed in connection herewith and the performance of the Credit Agreement as amended hereby and the other Credit Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each officer of the Borrower executing this Amendment, any Credit Document or any other document delivered in connection herewith on behalf of the Borrower;

(6) a secretary's certificate of Rowan Finance dated the Effective Date and certifying (A) the organizational documents of Rowan Finance attached thereto, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Rowan Finance authorizing the execution and delivery of this Amendment, the Supplement and the Credit Documents executed in connection herewith and the performance of the Credit Agreement as amended hereby and the other Credit Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each officer of Rowan Finance executing the Supplement, any Credit Document or any other document delivered in connection therewith on behalf of Rowan Finance;

(7) certificates of good standing for the Borrower and Rowan Finance in (a) the state or territory of the United States of America in which each Person is organized and (b) each state or territory of the United States of America in which such good standing is necessary except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Change, which certificate shall be dated a date not earlier than 30 days prior to date hereof;

(8) a legal opinion of Andrews Kurth LLP, outside counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent; and

(9) such other documents, governmental certificates, and agreements as any Lender Party may reasonably request.

(b) Payment of Fees.  On the Effective Date, the Borrower shall have paid the fees required to be paid to the Administrative Agent and the Lenders on the Effective Date, including, without limitation, the fees set forth in the fee letter dated as of June 6, 2011 among the Borrower and the Administrative Agent and all other costs and expenses which have been invoiced and are payable pursuant to Section 9.1 of the Credit Agreement.

Section 4. New Lender.  By its execution and delivery of this Amendment, the New Lender hereby agrees to become a Lender under the Credit Agreement with a Revolving Commitment as set forth on Schedule II of the Credit Agreement.  The New Lender hereby represents and warrants to the Administrative Agent as follows:  (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment, to consummate the transactions contemplated hereby and to become or to continue to be a Lender under the Credit Agreement, (b) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Revolving Commitment, shall have the obligations of a Lender thereunder, and (c) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and agrees that (1) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (2) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Section 5. Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent that the representations and warranties set forth in Article IV of the Credit Agreement are true and correct on the date hereof as if made on and as of the date hereof and as if each reference in said Article IV to "this Agreement" or "the Credit Documents" included reference to this Amendment.

Section 6. Miscellaneous.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.  Transmission by facsimile of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signature Pages Follow]

HOUSTON\3804551

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the Effective Date.

BORROWER:

ROWAN COMPANIES, INC.

By:
Name:

Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

LENDER PARTIES:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

CITIBANK, N.A.
as an Issuing Lender and a Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

DNB NOR BANK ASA
as an Issuing Lender and a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

ROYAL BANK OF CANADA
as an Issuing Lender and a Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

BANK OF AMERICA, N.A.
as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

GOLDMAN SACHS BANK USA
as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

THE BANK OF TOKYO-MITSUBISHI UFJ,LTD.
as New Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

AMEGY BANK N.A.
as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

BARCLAYS BANK PLC
as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

HSBC BANK USA, N.A.
as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

MORGAN STANLEY BANK, N.A.
as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

EXHIBIT A

Conformed Credit Agreement

See attached.

Exhibit A to Amendment No. 1 to Credit Agreement
Rowan Companies, Inc.

ACKNOWLEDGMENT AND REAFFIRMATION

Each of the undersigned (each a "Guarantor" and collectively the "Guarantors") hereby (a) acknowledges receipt of a copy of the foregoing Amendment No. 1 to Credit Agreement dated as of June 30, 2011 (the "Amendment") between Rowan Companies, Inc., a Delaware corporation (the "Borrower"), the Lenders party thereto, and Wells Fargo Bank, National Association, as an issuing lender, as swing line lender, and as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and (b) reaffirms its obligations under the Subsidiary Guaranty (as defined in the Credit Agreement referred to in the Amendment) to which it is a party.

ROWAN DRILLING COMPANY, INC.,

a Texas corporation

By:
Name:
Title:

ATLANTIC MARITIME SERVICES, INC.,

a Texas corporation

By:
Name:
Title:

RDC QATAR, INC.,

a Delaware corporation

By:
Name:
Title:

ROWAN FINANCE LLC,

a Delaware limited liability company

By:
Name:
Title:

Acknowledgement and Reaffirmation
Rowan Companies, Inc.

CONFORMED COPY OF CREDIT AGREEMENT

(To reflect amendments pursuant to Amendment No. 1 and Consent dated as of June 30, 2011.)

CREDIT AGREEMENT

dated as of September 16, 2010

among

ROWAN COMPANIES, INC.,
as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent, an Issuing Lender and Swingline Lender

and

CITIBANK, N.A., DNB NOR BANK ASA and ROYAL BANK OF CANADA

as Co-Syndication Agents

$500,000,000

WELLS FARGO SECURITIES, LLC, CITIBANK, N.A.,
DNB NOR MARKETS, INC. and RBC CAPITAL MARKETS
as Co-Lead Arrangers and Joint Bookrunners

HOUSTON\3803895

TABLE OF CONTENTS
Page

Article I	DEFINITIONS AND ACCOUNTING TERMS	1

1.1	Certain Defined Terms	1
1.2	Accounting Terms; Changes in GAAP	17
1.3	Classes and Types of Advances	17
1.4	Other Interpretive Provisions	17

Article II	CREDIT FACILITIES	18

2.1	Commitments	18
2.2	Evidence of Indebtedness	20
2.3	Letters of Credit	20
2.4	Swingline Advances	25
2.5	Borrowings; Procedures and Limitations	27
2.6	Prepayments	30
2.7	Repayment	31
2.8	Fees	31
2.9	Interest	32
2.10	Illegality	33
2.11	Breakage Costs	33
2.12	Increased Costs	34
2.13	Payments and Computations	35
2.14	Taxes	37
2.15	Mitigation Obligations; Replacement of Lenders	39
2.16	Defaulting Lenders	40

Article III	CONDITIONS PRECEDENT	42

3.1	Conditions Precedent to Closing Date	42
3.2	Conditions Precedent to Each Credit Extension	44

Article IV	REPRESENTATIONS AND WARRANTIES	44

4.1	Organization	44
4.2	Authorization	44
4.3	Enforceability	45
4.4	Financial Condition	45
4.5	Ownership and Liens	45
4.6	True and Complete Disclosure	45
4.7	Litigation	45
4.8	Compliance with Agreements	46
4.9	Pension Plans	46
4.10	Environmental Condition	46
4.11	Material Subsidiaries	47
4.12	Investment Company Act	47
4.13	Taxes	47
4.14	Permits, Licenses, etc	47
4.15	Use of Proceeds	47
4.16	Condition of Property; Casualties	48
4.17	Insurance	48
4.18	Foreign Assets Control Regulations, etc	48
4.19	Obligations Pari Passu	48

Article V	AFFIRMATIVE COVENANTS	49

5.1	Organization	49
5.2	Reporting	49
5.3	Insurance	52
5.4	Compliance with Laws	52
5.5	Taxes	52
5.6	Additional Guarantors	52
5.7	Records; Inspection	52
5.8	Maintenance of Property	53

Article VI	NEGATIVE COVENANTS	53

6.1	Debt	53
6.2	Liens	53
6.3	[Reserved]	55
6.4	Acquisitions	55
6.5	Burdensome Agreements	55
6.6	Use of Proceeds; Use of Letters of Credit	55
6.7	Corporate Actions; Fundamental Changes	55
6.8	Sale of Assets	56
6.9	[Reserved]	56
6.10	Affiliate Transactions	56
6.11	Line of Business	56
6.12	Compliance with ERISA	56
6.13	Limitation on Accounting Changes or Changes in Fiscal Periods	57
6.14	Hedging Arrangements	57
6.15	Debt to Capitalization Ratio	57

Article VII	DEFAULT AND REMEDIES	57

7.1	Events of Default	57
7.2	Optional Acceleration of Maturity	59
7.3	Automatic Acceleration of Maturity	59
7.4	Set-off	60
7.5	Remedies Cumulative, No Waiver	60
7.6	Application of Payments	60

Article VIII	THE ADMINISTRATIVE AGENT AND ISSUING LENDERs	61

8.1	Appointment and Authority	61
8.2	Rights as a Lender	61
8.3	Exculpatory Provisions	62
8.4	Reliance by Administrative Agent and the Issuing Lenders	62
8.5	Delegation of Duties	63
8.6	Resignation of Administrative Agent or Issuing Lender	63
8.7	Non-Reliance on Administrative Agent and Other Lenders	63
8.8	No Other Duties, etc	64

Article IX	MISCELLANEOUS	64

9.1	Expenses; Indemnity; Damage Waiver	64
9.2	Waivers and Amendments	66
9.3	Severability	67
9.4	Survival of Representations and Obligations	67
9.5	Successors and Assigns Generally	67
9.6	Lender Assignments and Participations	68
9.7	Notices, Etc	71
9.8	Confidentiality	72
9.9	[Reserved]	72
9.10	Usury Not Intended	72
9.11	Usury Recapture	73
9.12	Payments Set Aside	73
9.13	Governing Law; Submission to Jurisdiction	73
9.14	Execution	74
9.15	Waiver of Jury	74
9.16	USA PATRIOT ACT Notice	75
9.17	No Fiduciary Duty	75

EXHIBITS:

Exhibit A                      -           Assignment and Acceptance
Exhibit B                      -           Compliance Certificate
Exhibit C                      -           Guaranty
Exhibit D                      -           Notice of Borrowing
Exhibit E                      -           Notice of Conversion or Continuance

SCHEDULES:

Schedule I                      –           Pricing Schedule
Schedule II                      –           Revolving Commitments
Schedule III                      –           Existing Letters of Credit
Schedule IV                      –           Notice Information
Schedule 4.11                                –           Material Subsidiaries
Schedule 6.1                      –           Existing Debt
Schedule 6.2                      –           Existing Liens

--

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of September 16, 2010 ("Agreement") is among (a) Rowan Companies, Inc., a Delaware corporation ("Borrower"), (b) the Lenders (as defined below), and (c) Wells Fargo Bank, National Association, as Swingline Lender, an Issuing Lender, and as the Administrative Agent (each as defined below) for the Lenders.

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Certain Defined Terms.  As used in this Agreement (including in the introduction), the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings:

"2009 Notes" means the $500,000,000 aggregate principal amount of the Borrower's 7.875% Senior Notes due 2019 issued pursuant to the Indenture (together with any notes of such series issued in substitution or exchange therefor).

"2010 Notes" means the $400,000,000 aggregate principal amount of the Borrower's 5.0% Senior Notes due 2017 issued pursuant to the Indenture (together with any notes of such series issued in substitution or exchange therefor).

"Acquisition" means the purchase by the Borrower or any of its Subsidiaries of any business, including the purchase of associated assets or operations or the Equity Interests of a Person.

"Additional Revolving Lender" shall have the meaning assigned to such term in Section 2.1(d)(i).

"Additional Notes" means any senior unsecured notes of one or more series (other than the 2009 Notes and the 2010 Notes) issued by the Borrower from time to time pursuant to the Indenture, together with any notes issued in substitution or exchange therefor pursuant to the Indenture.

"Adjusted Base Rate" means, for any day, a fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Rate in effect on such day plus 0.5% and (c) the Eurodollar Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0% per annum.  Any change in the Adjusted Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate.

"Administrative Agent" means Wells Fargo in its capacity as agent for the Lenders pursuant to Article VIII and any successor agent appointed pursuant to Section 8.6.

"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.

"Advance" means a Revolving Advance or a Swingline Advance.

"Affiliate" means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

           "Aggregate Letter of Credit Sublimit" means $150,000,000.

           "Applicable Margin" means, at any time, with respect to each Type and Class of Advance, the Letters of Credit and the Commitment Fees, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I.

"Applicable Percentage" means, at any time, with respect to any Revolving Lender, subject to any adjustment as provided in Section 2.16(a)(iv), the percentage of the aggregate Revolving Commitments represented by such Lender's Revolving Commitment at such time, provided that if the Revolving Commitments have terminated, the Applicable Percentages of the Revolving Lenders shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arrangers" means Wells Fargo Securities LLC, Citibank, N.A.,

DnB NOR Markets, Inc. and RBC Capital Markets, each in their capacities as co-lead arranger and joint bookrunner.

"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

"Assignment and Acceptance" means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent and in substantially the form set forth in Exhibit A or any other form approved by the Administrative Agent that complies with Section 9.6.

"Base Rate Advance" means an Advance which bears interest based upon the Adjusted Base Rate as provided in Section 2.9(a).

"Borrowing" means a borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.5(b).

"Business Day" means any day (a) other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, New York, North Carolina or Texas and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

"Capital Leases" means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

"Cash Collateral Account" means a special cash collateral account pledged to the Administrative Agent for the benefit of the Issuing Lenders containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.3(g).

"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders, as collateral for the Letter of Credit Exposure, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders (which documentation is hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.

"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

"Cash Management Bank" means any Lender or any Affiliate of a Lender that is a counterparty to a Cash Management Agreement with the Borrower or any Subsidiary thereof.

"Cash Management Bank Obligations" means all obligations of the Borrower or any Subsidiary thereof arising from time to time under any Cash Management Agreement with a Cash Management Bank; provided that if such Cash Management Bank ceases to be a Lender or an Affiliate of a Lender hereunder, the Cash Management Bank Obligations owed to such Cash Management Bank shall cease to be Cash Management Bank Obligations and shall no longer be secured or guaranteed under any Credit Document.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, state and local analogs, and all rules and regulations and requirements thereunder.

"Change in Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, for purposes of this Agreement and to the extent permitted by applicable Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement.

"Class" has the meaning set forth in Section 1.3.

"Closing Date" means the first date all the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 9.2.

"Code" means the Internal Revenue Code of 1986, any successor statute and the rules, regulations and published interpretations thereof.

"Commitment Fee" means the fees required under Section 2.8(a).

"Compliance Certificate" means a compliance certificate executed by a senior financial officer of the Borrower in substantially the same form as Exhibit B.

           "Contingent Debt" means, with respect to any Person, without duplication, any contingent liabilities, obligations or indebtedness of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), including (a) any obligations or similar undertakings to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation to purchase any such Debt or any Property constituting security therefor, to advance or provide funds or other support for the payment or purchase of any such Debt or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or otherwise to assure or hold harmless the holder of such Debt against loss in respect thereof, (b) obligations to indemnify other Persons against liability or loss, to the extent not arising in the ordinary course of business, and (c) warranty obligations and other contractually assumed obligations, to the extent not arising in the ordinary course of business.

"Continue", "Continuation", and "Continued" each refers to a continuation of Eurodollar Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

"Controlled Group" means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.

"Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.5(b).

"Credit Documents" means this Agreement, the Notes, the Letter of Credit Documents, the Guaranty, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

"Credit Extension" means an Advance or a Letter of Credit Extension.

           "Credit Parties" means the Borrower and the Guarantors.

"Debt" means, for any Person, without duplication:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt, accrued compensation, claims, taxes and related obligations incurred in the ordinary course of business on customary terms) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owed by such Person, whether or not the obligation secured thereby have been assumed (to the extent of the fair market value of such Property), (g) all Contingent Debt of such Person with respect to Debt of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Arrangements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, repurchase, redemption or other acceleration any time during the period ending on the term of the Agreement, (l) the principal portion of all obligations of such Person under Synthetic Leases, and (m) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt.

"Debtor Relief Laws" means (a) the Bankruptcy Code of the United States, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Debt to Capitalization Ratio" means, as of the end of any fiscal quarter, the ratio (expressed as a percentage) of (a) all Funded Debt to (b) the sum of (i) all Funded Debt plus (ii) the consolidated Net Worth of the Borrower, each as of the last day of such fiscal quarter.

"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulting Lender" means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent or the Issuing Lender in each case, acting reasonably and in good faith:

           (a)           has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute;

           (b)           has notified the Borrower, the Administrative Agent, the Issuing Lender or any Lender that it does not intend to comply with its funding obligations hereunder or under other agreements generally in which it commits to extend credit, has made a public statement to that effect with respect to its respective funding obligations hereunder or under other agreements in which it commits to extend credit or has defaulted generally on its funding obligations under other agreements in which it commits to extend credit, in each case, unless such obligation is the subject of a good faith dispute;

           (c)           has failed, within three (3) Business Days after request by the Borrower, the Administrative Agent or the Issuing Lender (such request being based upon a reasonable, good-faith belief that such Lender is or will be in default with respect to its funding obligations hereunder), to confirm in a manner satisfactory to the Administrative Agent or the Issuing Lender, as applicable, that it will comply with its funding obligations, unless such obligation is the subject of a good faith dispute; or

           (d)           has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

The Administrative Agent shall promptly notify in writing the Borrower and the Lenders of any determination that a Lender has become a Defaulting Lender.

"Default Rate" means, with respect to the Revolving Credit Facility, (a) except as provided in (b) or (c) below, when used with respect to Obligations other than letter of credit fees, an interest rate equal to the sum of (i) the Adjusted Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Advances for the Revolving Credit Facility plus (iii) 2% per annum; (b) with respect to any Eurodollar Advance, an interest rate equal to the sum of (i) the Eurodollar Rate plus (ii) the Applicable Margin, if any, applicable to Eurodollar Rate Advances for the Revolving Credit Facility plus (iii) 2% per annum, and (c) when used with respect to letter of credit fees, a rate equal to the Applicable Margin, if any, applicable to Eurodollar Rate Advances for the Revolving Credit Facility plus 2% per annum.

"Dollars" and "$" means lawful money of the United States.

"Domestic Subsidiary" means, with respect to any Person, any of its Subsidiaries that is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

"EBITDA" means, without duplication, for the Borrower and its consolidated Subsidiaries, the sum of (a) its  Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, income taxes, depreciation, amortization and other non-recurring, non-cash charges and other non-cash extraordinary items for such period minus (c) to the extent included in determining Net Income, non-recurring gains, and excluding any results of discontinued operations, in each case determined in accordance with GAAP; provided that such EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC.

"Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person).

"Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

"Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

"Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

"Environmental Permit" means any permit, license, order, approval, registration or other authorization under Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

"ERISA Liabilities" means at any time the minimum liability with respect to Plans which would be required to be reflected at such time as a liability on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries under paragraphs 36 and 70 of Statement of Financial Accounting Standards No. 87, as such Statement may from time to time be amended, modified or supplemented, or under any successor statement issued in replacement thereof.

"Equity Interest" means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

"Eurodollar Advance" means an Advance that bears interest based upon the Eurodollar Rate.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

"Eurodollar Rate" means, for the Interest Period for each Eurodollar Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to (a) the applicable British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) appearing on the Reuters "LIBOR01" screen (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (b) if the rate as determined under clause (a) is not available at such time for any reason, then the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which the Administrative Agent or one of its affiliate banks offers to place deposits in Dollars for delivery on the first day of such Interest Period with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period in the amount of $5,000,000 and having a maturity equal to such Interest Period.

"Event of Default" has the meaning specified in Section 7.1.

"Excluded Taxes" means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Credit Party is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14.  Notwithstanding anything to the contrary contained in this definition, "Excluded Taxes" shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Subsidiary to any Lender Party hereunder or under any other Credit Document, provided that such Lender, the Administrative Agent and such Issuing Lender shall have complied with Section 2.14(e).

"Existing Credit Facility" means that certain Credit Agreement, dated as of June 23, 2008, by and among the Borrower, the lenders party thereto, Wells Fargo, as administrative agent, and the other agents party thereto, as amended, supplemented or otherwise modified by that certain First Amendment to Credit Agreement dated as of July 17, 2009.

"Existing Letters of Credit" means the letters of credit issued under the Existing Credit Facility and set forth on Schedule III.

"Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

"Fee Letter" means that certain fee letter dated August 18, 2010 between the Borrower and Wells Fargo.

"Financial Statements" means, for any period, the consolidated financial statements of the Borrower and its consolidated Subsidiaries, including statements of income and cash flow for such period as well as a balance sheet as of the end of such period, and accompanying footnotes, all prepared in accordance with GAAP.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Subsidiary" means any Subsidiary of a Person that is not a Domestic Subsidiary.

"Fronting Exposure" means, at any time there is a Defaulting Lender or Potential Defaulting Lender, with respect to any Issuing Lender, (a) such Defaulting Lender's Applicable Percentage (determined, for the avoidance of doubt, without giving effect to any adjustment provided for in Section 2.16(a)(iv)) of the outstanding Letter of Credit Exposure with respect to Letters of Credit issued by such Issuing Lender less (b) any portion of the amount calculated under clause (a) above the risk participation with respect to which has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Funded Debt" means all Debt of the Borrower and its consolidated Subsidiaries of the types described in clauses (a), (b), (c), (d), (f), (g), (h), (j), (l) and (m) of the definition of "Debt" (but with respect to Debt described such clauses (f) and (g), only to the extent such Debt relates to the types of other Debt described in this definition and excluding any intercompany Debt of the Borrower and its Subsidiaries).

"GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.2.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantors" means any Person that now or hereafter executes a Guaranty or a joinder or supplement to a Guaranty.

"Guaranty" means a guaranty substantially in the form of Exhibit C made by the Material Subsidiaries of the Borrower party thereto from time to time in favor of the Administrative Agent for the benefit of the Lender Parties.

"Hazardous Substance" means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

"Hazardous Waste" means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

"Hedging Arrangement" means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

"Hedge Counterparty" means any Lender or any Affiliate thereof that is party to a Hedging Arrangement with any Credit Party.

"Increase Date" means the effective date of a Revolving Facility Increase as provided in Section 2.1(d).

"Increasing Revolving Lender" shall have the meaning assigned to such term in Section 2.1(d)(i).

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitees" has the meaning specified in Section 9.1.

"Indenture" means the Indenture dated as of July 21, 2009 between the Borrower and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of July 21, 2009, the Second Supplemental Indenture dated as of August 30, 2010, and as the same may be further amended, modified or supplemented from time to time as permitted by this Agreement.

"Interest Expense" means, for any period and with respect to any Person, total interest expense (net of interest income) whether paid or accrued, all as determined in conformity with GAAP.

"Interest Period" means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5.  The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, provided that:

(a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d) the Borrower may not select any Interest Period for any Revolving Advance that ends after the Revolving Credit Maturity Date.

"Issuing Lender" means Wells Fargo, Citibank, N.A., DnB Nor Bank ASA, Royal Bank of Canada and any other Lender designated in writing to the Administrative Agent by the Borrower (and consented to by such Lender) as an issuer of Letters of Credit, each in their respective capacity as an issuer of Letters of Credit hereunder.

"Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, treaty, code, administrative or judicial precedents or authorities, regulation (or official interpretation of any of the foregoing) of, and the terms of any license, authorization or permit issued by, and any agreement with, any Governmental Authority, including, but not limited to, Regulations T, U and X.

"Lender Parties" means Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent.

"Lenders" means the Persons listed on Schedule II and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.1(d) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Sections 2.15 or 2.16).  Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

"Letter of Credit" means any standby or commercial letter of credit issued by an Issuing Lender for the account of the Borrower or any Subsidiary thereof pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and such Issuing Lender and shall include the Existing Letters of Credit.

"Letter of Credit Application" means the applicable Issuing Lender's standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

"Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

"Letter of Credit Extension" means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof, or the increase of the amount thereof.

"Letter of Credit Exposure" means the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower's payment obligations under drawn Letters of Credit.

"Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

"Letter of Credit Sublimit" means, with respect to any Issuing Lender at any time, an amount equal to the Aggregate Letter of Credit Sublimit divided by the total number of Issuing Lenders at such time.

"Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

"Majority Lenders" means, as of the date of determination, Lenders holding more than 50% of the sum of (a) the aggregate principal amount of the Advances and participations in the Letters of Credit at such time plus (b) the unused Revolving Commitments at such time; provided that, subject to Section 9.2, the Revolving Commitments, Advances and participations in the Letters of Credit of each Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

"Material Adverse Change" means a material adverse change (a) in the condition (financial or otherwise), operations, business, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement, any Note, the Guaranty or any of the other material Credit Documents or the rights, benefits or remedies of any Lender Party under this Agreement, any Note, the Guaranty or any of the other material Credit Documents; or (c) on the ability of the Borrower or the Credit Parties taken as a whole to perform its or their obligations under this Agreement, any Note, the Guaranty or any other material Credit Document.

"Material Subsidiary" means, as of a determination date, any Domestic Subsidiary whose (a) EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP, or (b) book value of total assets as established in accordance with GAAP, is equal to or greater than 5% of any of the Borrower's (i) consolidated EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP or (ii) consolidated book value of total assets as established in accordance with GAAP, respectively, and in each case as reflected in the Financial Statements covering such immediately preceding fiscal quarter and delivered to the Administrative Agent and the Lenders pursuant to the terms hereof.

"Maximum Rate" means the maximum non-usurious interest rate under applicable Legal Requirements (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

"Moody's" means Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

"Net Income" means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items and (b) the cumulative effect of any change in GAAP.

"Net Worth" means as of the date of its determination, consolidated shareholders' equity of the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

"Non-Guarantor Subsidiary" means any Subsidiary that is not Credit Party.

"Nonordinary Course Asset Sales" means, any sales, conveyances, or other transfers of Property made by the Borrower or any Subsidiary (a) of any division of the Borrower or any Subsidiary, (b) of the Equity Interest in a Subsidiary by the Borrower or any other Subsidiary or (c) of any assets of the Borrower or any Subsidiary, whether in a transaction or related series of transactions, outside the ordinary course of business.

"Note Documents" means the Senior Unsecured Notes, the Indenture and each other agreement, instrument, or document executed at any time in connection with the Senior Unsecured Notes.

"Notes" means the Revolving Notes and the Swingline Note.

"Notice of Borrowing" means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit D or such other form as shall be reasonably approved by the Administrative Agent.

"Notice of Continuation or Conversion" means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit E or such other form as shall be reasonably approved by the Administrative Agent.

"Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any Credit Party to any Lender Party under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, any Hedging Arrangement with a Hedge Counterparty but only while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender hereunder, Cash Management Obligations, all interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any increases, extensions, and rearrangements of any of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

"Overnight Rate" means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Lender, or Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

"Participant" has the meaning assigned to such term in Section 9.6.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Person" means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

"Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

"Potential Defaulting Lender" means, at any time, a Lender that has, or whose parent company has, a non-investment grade rating from Moody's or S&P or another nationally recognized rating agency.  Any determination that a Lender is a Potential Defaulting Lender will be made by the Administrative Agent in its sole discretion acting reasonably and in good faith.

"Prime Rate" means the per annum rate of interest established from time to time by the Administrative Agent at its principal office as its prime rate, which rate may not be the lowest rate of interest charged by the  Administrative Agent to its customers.

"Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

"Register" has the meaning set forth in Section 9.6(b).

"Regulations T, U, X and D" means Regulations T, U, X and D of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees and agents of such Person and of such Person's Affiliates.

"Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

"Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party.

"Restricted Payment" means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term "Restricted Payment" shall not include any dividend or distribution payable solely in Equity Interests of such Person, or warrants, options or other rights to purchase such Equity Interests.

"Revolving Advance" means an advance by a Lender to the Borrower as a part of a Borrowing pursuant to Section 2.1(a) and refers to either a Base Rate Advance or a Eurodollar Advance.

"Revolving Commitment" means, as to each Revolving Lender, its obligation to (a) make Revolving Advances to the Borrower pursuant to Section 2.1(a), (b) purchase participations in Letters of Credit pursuant to Section 2.3 and (c) purchase participations in Swingline Advances pursuant to Section 2.5, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Revolving Lender's name on Schedule II as its Revolving Commitment or in the Assignment and Acceptance or any agreement referred to in Section 2.1(d), pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of Revolving Commitments as of the Closing Date is $500,000,000.

"Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Lenders' Revolving Commitments at such time.

"Revolving Credit Maturity Date" means the earlier of (a) June 30, 2016, and (b) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.1(c) or Article VII.

"Revolving Facility Increase" has the meaning set forth in Section 2.1(d)(i).

"Revolving Lender" means any Lender that has a Revolving Commitment or holds a Revolving Advance or participation in any Letter of Credit.

"Revolving Note" means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender's Revolving Commitment, in the form provided by the Administrative Agent and acceptable to the Borrower.

"Revolving Outstanding Amount" means, as of any date of determination, the sum of (a) the aggregate outstanding principal amount of all Revolving Advances plus (b) the Letter of Credit Exposure plus (c) the aggregate outstanding amount of all Swingline Advances.

"Same Day Funds" means immediately available funds.

"Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

"S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

"Senior Unsecured Notes" means the 2009 Notes, the 2010 Notes and any Additional Notes.

"Solvent" means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, and (d) such Person is not engaged in, a business or a transaction for which such Person's Property would constitute unreasonably small capital.

"Subsidiary" means, with respect to any Person (the "parent") at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Swingline Advance" means an advance by the Swingline Lender to the Borrower pursuant to Section 2.4.

"Swingline Lender" means Wells Fargo.

"Swingline Note" means the promissory note made by the Borrower payable to the order of the Swingline Lender in the form provided by the Administrative Agent and acceptable to the Borrower.

"Swingline Payment Date" means the last Business Day of each calendar month.

"Swingline Sublimit" means $50,000,000.

"Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Termination Event" means (a) a Reportable Event with respect to a Plan, (b)  the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.  Notwithstanding the foregoing, a standard termination of a Plan under Section 4041(b) of ERISA (including the filing of a notice of intent to terminate) shall not constitute a Termination Event.

"Transactions" means, collectively, (a) the entering by the Credit Parties into Credit Documents to which they are to be a party and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

"Type" has the meaning set forth in Section 1.3.

"United States" means the United States of America.

"Voting Securities" means (a) with respect to any corporation, capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

"Wells Fargo" means Wells Fargo Bank, National Association.

1.2 Accounting Terms; Changes in GAAP.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent Financial Statements delivered pursuant to Section 5.2.

(b) Unless otherwise indicated, all Financial Statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP.

1.3 Classes and Types of Advances.  Advances are distinguished by "Class" and "Type".  The "Class", when used in reference to any Advance, refers to whether such Advance, or the Advances comprising such Borrowing are Revolving Advances or Swingline Advances.  The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Advance or a Base Rate Advance.

1.4 Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

ARTICLE II

CREDIT FACILITIES

2.1 Commitments.

(a) Revolving Commitment.  Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Maturity Date in an aggregate principal amount not to exceed, at any time, such Revolving Lender's Revolving Commitment; provided that after giving effect to any Borrowing, the Revolving Outstanding Amount shall not exceed the aggregate Revolving Commitments in effect at such time.  Within the limits of each Revolving Lender's Revolving Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.6, and reborrow under this Section 2.1(a).

(b) [Reserved].

(c) Reduction of Commitments.  The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Administrative Agent (or such later time as may be reasonable acceptable to the Administrative Agent), to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in the aggregate amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.  Any reduction or termination of the Revolving Commitments pursuant to this Section shall be permanent, with no obligation of the Revolving Lenders to reinstate such Revolving Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.  To the extent that a Revolving Commitment reduction would result in the Revolving Outstanding Amount exceeding the aggregate Revolving Commitments, the Borrower shall reduce the Revolving Outstanding Amount such that after giving effect to such reduction such excess has been eliminated.  Such reductions shall be made to the extent necessary by first prepaying the Revolving Advances outstanding at such time, and second depositing in the Cash Collateral Account an amount of cash equal to 100% of the remaining excess to be held by the Administrative Agent as collateral and applied to satisfy drawings under Letters of Credit as they occur.  If after giving effect to any reduction of the Revolving Commitments under this Section, either the Aggregate Letter of Credit Sublimit or the Swingline Sublimit exceeds the aggregate Revolving Commitments as so reduced, the Aggregate Letter of Credit Sublimit, the Swingline Sublimit or both, as the case may be, shall be automatically reduced by the amount of such excess.

(d) Increase in Commitments.

(i) Increase in Revolving Commitments.  At any time prior to the Revolving Credit Maturity Date, the Borrower may effectuate up to three separate increases in the aggregate Revolving Commitments (each such increase being a "Revolving Facility Increase"), by designating either one or more of the existing Revolving Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Revolving Facility Increase) or one or more other banks or other financial institutions (reasonably acceptable to the Administrative Agent, the Issuing Lenders and the Swingline Lender) that at the time agree, in the case of any such bank or financial institution that is an existing Revolving Lender to increase its Revolving Commitment as such Lender shall so select (an "Increasing Revolving Lender") and, in the case of any other such bank or financial institution (an "Additional Revolving Lender"), to become a party to this Agreement; provided, however, that (A) each such Revolving Facility Increase shall be at least $25,000,000, (B) the aggregate amount of all Revolving Facility Increases shall not exceed $250,000,000, and (C) except as otherwise provided below, all Revolving Commitments and Revolving Advances provided pursuant to a Revolving Facility Increase shall be available on the same terms as those applicable to the existing Revolving Commitments and Revolving Advances.  The sum of the increases in the Revolving Commitments of the Increasing Revolving Lenders plus the Revolving Commitments of the Additional Revolving Lenders upon giving effect to a Revolving Facility Increase shall not, in the aggregate, exceed the amount of such Revolving Facility Increase.  The Borrower shall provide prompt notice of any proposed Revolving Facility Increase pursuant to this clause (d)(i) to the Administrative Agent and the Lenders.  This Section 2.1(d)(i) shall not be construed to create any obligation on any of the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(ii) Procedure.  A Revolving Facility Increase shall become effective upon (A) the receipt by the Administrative Agent of (1) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Revolving Lender and each Additional Revolving Lender, setting forth the Revolving Commitments, if any, of each such Lender and setting forth the agreement of each Additional Revolving Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (3) such evidence of appropriate authorization on the part of the Borrower with respect to such Revolving Facility Increase as the Administrative Agent may reasonably request, (B) a certificate of a Responsible Officer of the Borrower stating that, both before and after giving effect to such Revolving Facility Increase, no Default has occurred and is continuing, and that all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to "Material Adverse Change" or otherwise as to "materiality", such representation and warranty is true and correct in all respects), unless such representation or warranty relates to an earlier date in which case it remains true and correct as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 4.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.2, and (2) the funding by each Increasing Revolving Lender and Additional Revolving Lender of the Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.6(b)(ii).  Notwithstanding any provision contained herein to the contrary, from and after the date of any Revolving Facility Increase, all calculations and payments of interest on the Advances shall take into account the actual Revolving Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

(iii) Commitment Increases Generally.  If the margin above the Eurodollar Rate on any Revolving Facility Increase exceeds the Applicable Margin on the Revolving Credit Facility (the amount of such excess being referred to herein as the "Yield Differential"), then the Applicable Margin then in effect for the Revolving Credit Facility shall automatically be increased by the Yield Differential, effective upon the effectiveness of such Revolving Facility Increase.

2.2 Evidence of Indebtedness.  The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent.  The accounts or records maintained by the Administrative Agent and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender's Advances to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to such Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Advances and payments with respect thereto.

2.3 Letters of Credit.

(a) Commitment for Letters of Credit.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the agreements of the Revolving Lenders set forth in this Section, each Issuing Lender agrees to, from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Maturity Date, issue, increase or extend the expiration date of, the Letters of Credit for the account of the Borrower or any Subsidiary thereof.

(b) Limitations.  Notwithstanding the foregoing, no Letter of Credit will be issued, increased, or extended:

(i) (A) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the Aggregate Letter of Credit Sublimit or (B) if such issuance, increase, or extension would cause the Letter of Credit Exposure with respect to Letters of Credit issued by any Issuing Lender to exceed the Letter of Credit Sublimit applicable to such Issuing Lender (unless such Issuing Lender otherwise consents in its sole discretion);

(ii) if such issuance, increase, or extension would cause the Revolving Outstanding Amount to exceed the aggregate Revolving Commitments;

(iii) unless such Letter of Credit has an expiration date not later than five Business Days prior to the Revolving Credit Maturity Date;

(iv) unless such Letter of Credit is a standby or commercial letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(v) unless such Letter of Credit is in form and substance acceptable to such Issuing Lender in its sole discretion;

(vi) unless the Borrower has delivered to such Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vii) unless such Letter of Credit is (A) governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor to such publication, in case of a commercial letter of credit and (B) the International Standby Practices 1998 published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), in case of standby letter of credit; and

~~(viii) if any Revolving Lender is at such time a Defaulting Lender or Potential Defaulting Lender; unless the applicable Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Revolving Lender to eliminate such Issuing Lender's actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to such Defaulting Lender or Potential Defaulting Lender.~~

(c) Requesting Letters of Credit.  Each Letter of Credit Extension shall be made pursuant to a Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, given by the Borrower to the Administrative Agent for the benefit of the applicable Issuing Lender by telecopy or in writing not later than 2:00 p.m. (Houston, Texas, time) on the third Business Day before the proposed date of the Letter of Credit Extension (or such later time as may be acceptable to such Issuing Lender in its sole discretion).  Each Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, shall be fully completed and shall specify the information required therein.  Each Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, shall be irrevocable and binding on the Borrower.  Subject to the terms and conditions hereof, the applicable Issuing Lender shall on the date of such Letter of Credit Extension, make such Letter of Credit Extension to the beneficiary of such Letter of Credit.

(d) Reimbursements for Letters of Credit; Funding of Participations.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit with the accompanying documentation required thereby, an Issuing Lender shall notify the Administrative Agent thereof.  No later than 2:00 p.m. (Houston, Texas, time) on the date of any payment to be made by the applicable Issuing Lender under a Letter of Credit, the Borrower agrees to pay to such Issuing Lender an amount equal to any amount paid by such Issuing Lender under or in respect of such Letter of Credit.  In the event an Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower as required herein, such Issuing Lender shall give notice of such payment to the Administrative Agent. In such event, the Borrower shall be deemed to have requested a Borrowing consisting of Base Rate Advances (notwithstanding any minimum size or increment limitations on individual Revolving Advances).  Each Revolving Lender (including the Revolving Lender acting as an Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Advance pursuant to Section 2.5 and regardless of whether such notice complies with Section 2.5, make in Same Day Funds available to the Administrative Agent for the account of such Issuing Lender in an amount equal to such Revolving Lender's Applicable Percentage of the amount of such Revolving Advance not later than 1:00 p.m. (Houston, Texas, time) on the Business Day specified in such notice by the Administrative Agent, whereupon each Revolving Lender that so makes Same Day Funds available shall be deemed to have made a Base Rate Advance under to the Borrower in such amount.  If for any reason any payment pursuant to a request for draw presented under a Letter of Credit is not refinanced by a Borrowing in accordance with this Section 2.3(d), the Issuing Lender shall be deemed to have requested that each of the applicable Revolving Lenders fund its risk participation in the relevant Letter of Credit Obligations and each such Revolving Lender's payment to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.3(d) shall be deemed payment in respect of such participation.  The Administrative Agent shall remit the funds so received to the applicable Issuing Lender.  If any such Revolving Lender shall not have so made such Revolving Advance or funding of its risk participation available to the Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to such Base Rate Advances and (B) the Maximum Rate.  The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Base Rate Advances to the Borrower.

(e) Participations.  Upon the date of the issuance or increase of a Letter of Credit (including the deemed issuance of the Existing Letters of Credit), the applicable Issuing Lender shall be deemed to have sold to each Revolving Lender and each Revolving Lender shall have been deemed to have purchased from such Issuing Lender a participation in the related Letter of Credit Obligations equal to such Revolving Lender's Applicable Percentage at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.  The Issuing Lender shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each such participant Revolving Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Revolving Lender's participation in such Letter of Credit.  Each Revolving Lender's obligation to purchase participating interests pursuant to this Section and to reimburse the Issuing Lenders for such Revolving Lender's Applicable Percentage of any payment under a Letter of Credit by an Issuing Lender not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any of the circumstances described in paragraph (f) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of any Credit Party, (iv) any failure to meet the conditions in Section 3.2 or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of such Issuing Lender.

(f) Obligations Unconditional.  The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents or any other Credit Document;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Document or any other Credit Document;

(iii) the existence of any claim, counterclaim, set-off, defense or other right which any Credit Party, any Subsidiary thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other Person, whether in connection with this Agreement, the Transactions or in any Letter of Credit Documents or any unrelated transaction;

(iv) any draft, demand, certificate, statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent any Issuing Lender would not be liable therefor pursuant to the following paragraph (h);

(v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(vi) any payment by an Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (f) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit, including those specified in Section 2.3(h).

(g) Cash Collateralization.

(i) The Borrower shall deposit into the Cash Collateral Account in accordance with paragraph (i) below cash in an amount equal to 103% of the Letter of Credit Exposure of all outstanding Letters of Credit, if the Revolving Commitments are terminated pursuant to Section 2.1(c) or Article VII, on the date of such termination.

(ii) If at any time that there shall exist a Defaulting Lender or Potential Defaulting Lender, promptly upon the request of the Administrative Agent or an Issuing Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount equal to the Fronting Exposure at the time (determined for the avoidance of doubt, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by any Defaulting Lender).

(h) Liability of Issuing Lenders.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its or any Credit Party's use of such Letter of Credit.  Neither an Issuing Lender nor any of its respective officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

(iii) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING SUCH ISSUING LENDER'S OWN NEGLIGENCE),

except that the Borrower shall have a claim against an Issuing Lender, and such Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) such Issuing Lender's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Lender's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.   In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(i) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms hereof, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent for the benefit of the Issuing Lenders a first priority security interest in such account and the funds therein and giving the Administrative Agent "control" over the Cash Collateral Account as such term is defined in the applicable Uniform  Commercial Code.  The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Letter of Credit Obligations.  Except as provided in Section 2.3(i)(ii) below, the Borrower shall have no access and no rights of withdrawal from the Cash Collateral Account.

(ii) Funds held in the Cash Collateral Accounts shall be held as cash collateral for obligations with respect to Letters of Credit.  Such funds shall be promptly applied by the Administrative Agent at the request of an Issuing Lender to any reimbursement or other obligations under the applicable Letters of Credit that exist or occur.  To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure or Fronting Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders.  If no Event of Default exists, the Administrative Agent shall immediately release to the Borrower at the Borrower's written request (1) any funds held in the Cash Collateral Account in excess of 103% of the then existing Letter of Credit Exposure or (ii) any Cash Collateral provided to reduce Fronting Exposure promptly following the elimination of such applicable Fronting Exposure (including by any Defaulting Lender ceasing to be a Defaulting Lender or ceasing to be a Revolving Lender).

(iii) The Administrative Agent shall invest the funds in the Cash Collateral Account in an interest-bearing account or other investment approved by the Borrower.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property or in accordance with the Borrower's instructions or as otherwise approved by the Borrower, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(j) Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse each Issuing Lender hereunder for any and all drawings under such Letter of Credit issued (or deemed issued) hereunder.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

(k) Existing Letters of Credit.  The Issuing Bank, the Revolving Lenders and the Borrower agree that effective as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement.

2.4 Swingline Advances.

(a) The Swingline Facility.  On the terms and conditions set forth in this Agreement, the Swingline Lender may, in its sole and absolute discretion, from time-to-time on any Business Day from the Closing Date until the last Business Day occurring before the Revolving Credit Maturity Date, make Swingline Advances to the Borrower in an aggregate principal amount not to exceed the Swingline Sublimit at any time, provided that (i) after giving effect to such Swingline Advance, the Revolving Outstanding Amount shall not exceed the aggregate Revolving Commitments in effect at such time, (ii) no Swingline Advance may mature after the Revolving Credit Maturity Date, and (iii) no Swingline Advance shall be made by the Swingline Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swingline Advance.  The Borrower agrees that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrower that on the date of such Swingline Advance the conditions set forth in Section 3.2 have been met.  Immediately upon the making of a Swingline Advance, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Advance in an amount equal to its Applicable Percentage of such Swingline Advance.

(b) Evidence of Indebtedness.  The indebtedness of the Borrower to the Swingline Lender resulting from Swingline Advances shall be evidenced as set forth in Section 2.2.

(c) Prepayment.  Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.4(a) may from time to time be borrowed, prepaid without penalty, and reborrowed at the sole and absolute discretion of the Swingline Lender.  If the amount of aggregate outstanding amount of Swingline Advances ever exceeds the Swingline Sublimit, the Borrower shall, upon receipt of written notice of such condition from the Swingline Lender and to the extent of such excess, prepay to the Swingline Lender outstanding principal of the Swingline Advances such that such excess is eliminated.

(d) Refinancing of Swingline Advances.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Advance consisting of Base Rate Advances in an amount equal to such Revolving Lender's Applicable Percentage of the amount of Swingline Advances then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof), without regard to the minimum and multiples specified in Section 2.5(c) for the principal amount of Borrowings but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 3.2.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent.  Regardless of whether the request for such Revolving Advance complies with Section 2.5, each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Notice of Borrowing available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent's Lending Office not later than 1:00 p.m. (Houston, Texas, time) on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.4(d)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Advance consisting of Base Rate Advances to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Advance cannot be refinanced by such a Borrowing in accordance with Section 2.4(d)(i), the applicable Notice of Borrowing submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the applicable Revolving Lenders fund its risk participation in the relevant Swingline Advances and each such Revolving Lender's payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.4(d)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.4(d) by the time specified in Section 2.4(d)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender's obligation to make Revolving Advances or to purchase and fund risk participations in Swingline Advances pursuant to this Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, the Borrower, or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Advances pursuant to Section 2.4(d)(i) (but not its obligation to purchase and fund risk participations in Swingline Advances) is subject to the conditions set forth in Section 3.2.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the Swingline Advances, together with interest as provided herein.

(e) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Advance, if the Swingline Lender receives any payment on account of such Swingline Advance, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Advance is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.12 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Advances.  Until each Lender funds its Revolving Advances or risk participation pursuant to this Section to refinance such Revolving Lender's Applicable Percentage of the applicable Swingline Advances, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(g) Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Advances directly to the Swingline Lender.

(h) Method of Borrowing.  Except as provided in the clause (c) above, each request for a Swingline Advance shall be made pursuant to telephone notice to the Swingline Lender given no later than 1:00 p.m. (Houston, Texas time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing facsimiled to the Administrative Agent and the Swingline Lender.  The Swingline Lender will promptly make such Swingline Advance available to the Borrower at the Borrower's account with the Administrative Agent.

(i) Discretionary Nature of the Swing Line Facility.  Notwithstanding any terms to the contrary contained herein, the swingline facility provided herein (A) is an uncommitted facility and the Swingline Lender may, but shall not be obligated to, make Swingline Advances, and (ii) may be terminated at any time by the Swingline Lender upon written notice by the Swingline Lender to the Borrower.

2.5 Borrowings; Procedures and Limitations.

(a) Notice of Borrowings.  Each Borrowing shall be made pursuant to a Notice of Borrowing and given by the Borrower to the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Advances, and by the Borrower to the Administrative Agent not later than 11:00 a.m. (Houston, Texas time) on the same day as the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances.  The Administrative Agent shall give each applicable Lender prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by facsimile.  Each Notice of Borrowing shall be by facsimile specifying the (i) requested date of such Borrowing (which shall be a Business Day), (ii) requested Type and Class of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the Interest Period for such Advances.  In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.9, as applicable.  Each Lender shall before 11:00 a.m. (Houston, Texas time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Advances, and before 1:00 p.m. (Houston, Texas time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.7, or such other location as the Administrative Agent may specify by notice to the Lenders, in Same Day Funds, such Lender's Applicable Percentage of such Borrowing.  Promptly upon the Administrative Agent's receipt of such funds and provided that the applicable conditions set forth in Article III have been satisfied, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

(b) Conversions and Continuations.  In order to elect to Convert or Continue Revolving Advances comprising part of the same Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent's office no later than 2:00 p.m. (Houston, Texas time) (i) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion of such Revolving Advances to Base Rate Advances, and (ii) at least three Business Days in advance of the proposed Conversion or Continuation date in the case of a Conversion to, or a Continuation of, Eurodollar Advances.  Each such Notice of Conversion or Continuation shall be in writing or facsimile, specifying (A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Revolving Advances to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Revolving Advances, and (D) in the case of a Conversion to, or a Continuation of, Eurodollar Advances, the requested Interest Period.  Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a Continuation of Eurodollar Advances, notify each applicable Lender of the applicable interest rate under Section 2.9 as applicable.  For purposes other than the conditions set forth in Section 3.2, the portion of Revolving Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

(i) Each Borrowing shall be in an aggregate amount not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof in case of Eurodollar Advances and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in case of Base Rate Advances.

(ii) [Reserved]

(iii) Each Borrowing shall (A) consist of Advances of the same Type and Class made, Converted or continued on the same day by the Lenders according to their Applicable Percentage, and (B) denominated only in Dollars.

(iv) At no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Advances.

(v) The Borrower may not select Eurodollar Advances for any Borrowing to be made, Converted or Continued if an Event of Default has occurred and is continuing.

(vi) If any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of Eurodollar Advances, notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars in the applicable interbank market, then (1) such Lender's Applicable Percentage of the amount of such Borrowing shall be made as a Base Rate Advance of such Lender, (2) such Base Rate Advance shall be considered part of the same Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the Eurodollar Advances comprising the remainder of such Borrowing shall be due and payable, and (3) any obligation of such Lender to make, Continue, or Convert to, Eurodollar Advances, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(vii) If the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

(viii) If the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that (A) the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurodollar Advance, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders and the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

(ix) If the Borrower shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such affected Advances will be made available to the Borrower on the date of such Borrowing as Eurodollar Advances with a one month Interest Period or, if such affected Advances are existing Advances, will be Converted into Base Rate Advances at the end of Interest Period then in effect.

(x) Swingline Advances may not be Converted or Continued.

(d) Notices Irrevocable.  Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

(e) Lender Obligations Several.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing.  No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f) Funding by Lenders; Administrative Agent' Reliance.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Advances, or prior to the time of any Borrowing of Base Rate Advances, that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the requested Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Advance included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

2.6 Prepayments.  No Borrower shall have any right to prepay any principal amount of any Advance except as provided in this Section 2.6.

(a) Optional.  The Borrower may elect to prepay any Borrowing, in whole or in part, without penalty or premium except as set forth in Section 2.11 and after giving by 2:00 p.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days' or (ii) in case of Base Rate Advances, one Business Day's prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment.  If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid in case of Base Rate Advances and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date; provided that each optional partial prepayment of a Borrowing shall be in a minimum amount not less than $3,000,000 and in multiple integrals of $1,000,000 in excess thereof in case of Eurodollar Advances and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in case of Base Rate Advances.

(b) Mandatory.

(i) On any date that the Revolving Outstanding Amount exceeds the aggregate amount of Revolving Commitments, the Borrower shall, within one Business Day, to the extent of such excess, first prepay to the Swingline Lender the outstanding principal amount of the Swingline Advances, second, prepay to the Revolving Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances and third, make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure.

(ii) If a Revolving Facility Increase is effected as permitted under Section 2.1(d)(i), the Borrower shall prepay any Revolving Advances outstanding on such Increase Date to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Applicable Percentages arising from such Revolving Facility Increase.  Any prepayment made by Borrower in accordance with this clause (b)(ii) may be made with the proceeds of Revolving Advances made by all the Revolving Lenders in connection the Revolving Facility Increase occurring simultaneously with the prepayment.

(c) Interest; Costs.  Each prepayment pursuant to this Section 2.6 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

2.7 Repayment.

(a) Revolving Advances.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Revolving Lender the aggregate outstanding principal amount of all Revolving Advances on the Revolving Credit Maturity Date.

(b) Swingline Advances.  The Borrower hereby unconditionally promises to pay to the Swingline Lender (i) the aggregate outstanding principal amount of all Swingline Advances on each Swingline Payment Date, and (ii) the aggregate outstanding principal amount of all Swingline Advances outstanding on the Revolving Credit Maturity Date.

2.8 Fees.

(a) Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.16(a)(iii)) a Commitment Fee on the average daily amount by which such Revolving Lender's Revolving Commitment exceeds such Revolving Lender's outstanding Revolving Advances plus such Lender's Applicable Percentage of the Letter of Credit Exposure at the per annum rate equal to the Applicable Margin for Commitment Fees for such period.  The Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on June 30, 2011, and on the Revolving Credit Maturity Date.  For purposes of this Section 2.8(a) only, amounts advanced as Swingline Advances shall not reduce the amount of the unused Revolving Commitment.

(b) Fees for Letters of Credit.  The Borrower agrees to pay the following (subject to Section 2.16(a)(iii)): (i) to the Administrative Agent for the pro rata benefit of the Revolving Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin for Borrowings consisting of Eurodollar Advances on the face amount of such Letter of Credit for the period such Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Revolving Credit Maturity Date; provided, however, that any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit shall be payable, to the maximum extent permitted by applicable law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Applicable Percentage allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, being retained by the Borrower for its own account or, to the extent any Fronting Exposure shall then be outstanding, being payable to the applicable Issuing Lender for its own account to the extent such fee relates to the amount of such Fronting Exposure; (ii) to the applicable Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit (and in the case of an increase, on the amount of such increase) and (B) $600.00, which fee shall be due and payable annually in advance on the date of the issuance or increase of each Letter of Credit and on the earlier of each annual anniversary thereafter or the Revolving Credit Maturity Date; and (iii) to the applicable Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letter of Credit, which fees shall be due and payable as requested by such Issuing Lender in accordance with such Issuing Lender's then current fee policy.  The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because the Borrower cancels any Letter of Credit prior to its expiration date.

(c) Other Fees.  The Borrower agrees to pay the fees to the Administrative Agent and the Arrangers as set forth in the Fee Letter.

(d) Generally.  All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the fees payable pursuant to Section 2.6(b)(ii) shall be paid directly to the applicable Issuing Lender.  Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.

2.9 Interest.

(a) Revolving Credit Facility.

(i) Base Rate Advances.  Subject to the provisions of clause (c) below, each Borrowing consisting of Base Rate Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances under the Revolving Credit Facility for such period.  The Borrower shall pay to Administrative Agent for the ratable benefit of each Revolving Lender all accrued but unpaid interest on such Revolving Lender's Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on June 30, 2011, and on the Revolving Credit Maturity Date.

(ii) Eurodollar Advances.  Subject to the provisions of clause (c) below, each Borrowing consisting of Eurodollar Advances shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances under the Revolving Credit Facility for such period.  The Borrower shall pay to the Administrative Agent for the ratable benefit of each Revolving Lender all accrued but unpaid interest on each of such Revolving Lender's Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid in full, and on the Revolving Credit Maturity Date.

(b) Swingline Advances.  Subject to the provisions of clause (d) below, at the Borrower's option, Swingline Advances shall bear interest at either (i) the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances under the Revolving Credit Facility or (ii) the Eurodollar Rate in effect from time to time (or if any such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus the Applicable Margin for Eurodollar Advances under the Revolving Credit Facility.  The Borrower shall pay to the Swingline Lender for its own account subject to Section 2.4(f) all accrued but unpaid interest on each Swingline Advance on each Swingline Payment Date, on the date any Swingline Advance is repaid (or refinanced) in full, and on the Revolving Credit Maturity Date.

(c) Default Interest.  If, at any time, (i) any principal of or interest on any Advance or any fee, reimbursement of a drawing under a Letter of Credit or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, (ii) any Event of Default under Section 7.1(f) occurs and is continuing or (iii) any Event of Default is continuing (except as set forth in clauses (i) and (ii) above) upon the request of the Majority Lenders, then the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Legal Requirements.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.10 Illegality.  If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance, or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

2.11 Breakage Costs.

(a) Funding Losses.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, the Borrower hereby indemnifies each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Eurodollar Advance to be made by such Lender as part of such Borrowing when such Eurodollar Advance as a result of such failure, is not made on such date.

(b) Prepayment Losses.  If (i) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any prepayment, payment pursuant to Section 2.6, the acceleration of the maturity of the Obligations, or for any other reason, (ii) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, or (iii) any failure by the Borrower to make payment of any Advance or reimbursement of drawing under any Letter of Credit (or interest due thereon) on its scheduled due date; the Borrower shall, within 10 days of any written demand sent by the Administrative Agent on behalf of a Lender to the Borrower, pay to the Administrative Agent for the benefit of such Lender any amounts determined in good faith by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) Assignment Losses.  If any assignment of any Eurodollar Advance is made other than on the last day of the Interest Period for such Loan as a result of a request by the Borrower pursuant to clause (c) of Section 2.16, the Borrower shall, within three (3) Business Days of any written demand sent by the Administrative Agent on behalf of the Lender that is the assignee thereof to the Borrower, pay to the Administrative Agent for the benefit of such Lender any amounts determined by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses (other than any anticipated lost profits) which it may reasonably incur as a result of such assignment, including, without limitation, any such loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

(d) Certificate.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error.

2.12 Increased Costs.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.12(e)) or any Issuing Lender;

(ii) subject any Lender or Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Eurodollar Advance made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Lender); or

(iii) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make or accept and purchase any such Advance), or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Lender, the Borrower will pay to such Lender or Issuing Lender, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy.  If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender's or Issuing Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Lender's capital or on the capital of such Lender's or Issuing Lender's holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender's or Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Lender's policies and the policies of such Lender's or Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender's or Issuing Lender's holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Lender's right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any reserve, tax, lost compensation, increased costs or reductions suffered or incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies Borrower of the cause giving rise to such reserve, tax, lost compensation, increased costs or reductions and of such lender's or the Issuing Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirement.  The Borrower shall pay to each Lender Party, (i) as long as such Lender Party shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as Eurocurrency Liabilities), additional interest on the unpaid principal amount of each Eurodollar Advance equal to the actual costs of such reserves allocated to such Advance by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender Party shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Commitments or the funding of the Eurodollar Advances, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Commitments or Advances by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive in the absence of manifest error), which in each case, shall be due and payable on each date on which interest is payable on such Advance.

2.13 Payments and Computations.

(a) Payments.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.   Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds.  Subject to Section 2.5(c), each payment of any Advance pursuant to this Section or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(b) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.  A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Payment Procedures. The Borrower shall make each payment of any amount under this Agreement and under any other Credit Document prior to the time expressly required hereunder (or, if no such time is expressly required, not later than 11:00 a.m. (Houston, Texas time)) on the day when due to the Administrative Agent at the Administrative Agent's address (or such other location as the Administrative Agent shall designate in writing to the Borrower) in Same Day Funds; provided however that payments specified to be made directly to an Issuing Lender or any other Person, including amounts payable solely to any specific Lender Party pursuant to Sections 2.3, 2.4, 2.8, 2.9, 2.10, 2.11, 2.12, 2.14, and 9.1 but after taking into account payments effected pursuant to Section 2.13(f), shall be made directly to the Persons entitled thereto.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably in accordance with each Lender's Applicable Percentage to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon receipt of other amounts due solely to the Administrative Agent, Issuing Lender, Swingline Lender, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(d) Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Computations.  All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days and on the basis of a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(f) Sharing of Payments, Etc.  Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff, counterclaim or otherwise against the Borrower or any other Credit Party, obtain payment (voluntary or involuntary) in respect of any Advance or the participations in the Letter of Credit Obligations or in the Swingline Advances held by it, as a result of which the unpaid portion of its Advances shall be proportionately less than the unpaid portion of the Advances or the participations in the Letter of Credit Obligations or in the Swingline Advances held by any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Advances, the participations in the Letter of Credit Obligations and in the Swingline Advances held by it of such other Lender, so that the aggregate unpaid amount of the Advances and participations in Advances, Letter of Credit Obligations and Swingline Advances held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Advances, Letter of Credit Obligations and Swingline Advances then outstanding as the amount of its Advances, and participations in Letter of Credit Obligations and Swingline Advances prior to such exercise of banker's lien, setoff or counterclaim or other event was to the amount of all Advances and participations in Letter of Credit Obligations and Swingline Advances, outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Taxes.

(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Credit Party shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of the terms set forth in this Section above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) Indemnification by the Borrower.  The Borrower shall, and does hereby, indemnify each Lender Party, in any case, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by a Lender Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, except as a result of the gross negligence or willful misconduct of such Lender Party, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the Closing Date (or upon becoming a Lender by assignment or participation) and at any time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

2.14.1 duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

2.14.2 duly completed copies of Internal Revenue Service Form W-8ECI,

2.14.3 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

2.14.4 any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii) Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender's status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under any Legal Requirement of any other jurisdiction, duly executed and completed by such Lender, as are required under such Legal Requirements to confirm such Lender's entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in such other jurisdiction.

(iv) Each Lender shall promptly (A) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Legal Requirements of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds.  If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section,  it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Lender Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or suspends its obligation to Continue, or Convert Advances into, Eurodollar Advances pursuant to Section 2.5(c)(vi) or Section 2.10, then such Lender (an "Affected Lender") shall use reasonable efforts to designate a different lending office for funding or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Affected Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future or if applicable, would avoid the effect of Section 2.5(c)(vi) or Section 2.10, and (ii) would not subject such Affected Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Further, provided that no Event of Default has occurred and is continuing, in the event that any Lender (i) is an Affected Lender, or (ii) becomes a Defaulting Lender, then Borrower shall have the right, at its sole cost and expense, to replace the Affected Lender or Defaulting Lender, as applicable, with one or more Eligible Assignees not later than 30 Business Days after notice to the Administrative Agent and the Affected Lender or Defaulting Lender, as applicable, designating the Eligible Assignee or Assignees and the percentage interest in the Affected Lender's or Defaulting Lender's, as applicable, interest to be assigned to each Eligible Assignee or Assignees; provided, however that with respect to any Affected Lender or Defaulting Lender, as applicable, such assignment will result in a reduction in the requested compensation or payments.  The Affected Lender or Defaulting Lender, as applicable, and the designated Eligible Assignee or Assignees shall enter into an Assignment and Acceptance and otherwise conclude such assignment in accordance with the provisions of Section 9.5(a) (with the Borrower or the Eligible Assignee paying any applicable processing and recordation fee), and each Eligible Assignee shall remit to the Affected Lender or Defaulting Lender, as applicable, in immediately available funds, an amount equal to the product of (A) the percentage interest of the Affected Lender's or Defaulting Lender's, as applicable, interest being assigned and (B) the outstanding principal, accrued interest, fees and other Obligations owed by the Borrower to the Affected Lender or Defaulting Lender, as applicable, hereunder.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

2.16 Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.  Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in Section 9.2.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.6 or 2.7, or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 7.5), shall be applied at such time or times as may be determined by the Administrative Agent as follows:

2.16.1 first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

2.16.2 second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an Issuing Lender hereunder;

2.16.3 third, if so determined by the Administrative Agent or requested by an Issuing Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit;

2.16.4 fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

2.16.5 fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement;

2.16.6 sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or an Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement;

2.16.7 seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and

2.16.8 eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) in the case of such Advances, such Advances were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender.

Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(iii) Certain Fees.  Such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.8(a) or any letter of credit fee pursuant to Section 2.8(b), in each case as applicable, for any period during which such Lender is a Defaulting Lender (and, except as otherwise provided in the proviso of sub-Section 2.8(b)(i), the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender or to the Administrative Agent for the account of such Defaulting Lender).

(iv) Reallocation of Ratable Portions to Reduce Fronting Exposure.  During any period in which there is a Revolving Lender that is a Defaulting Lender, solely for purposes of computing the amount of the obligation of each non-Defaulting Lender that is a Revolving Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.3, the "Applicable Percentage" of each non-Defaulting Lender that is a Revolving Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided, that (A) each such reallocation shall be given effect only if, at the date the applicable Revolving Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of any non-Defaulting Lender that is a Revolving Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitments of such non-Defaulting Lender minus (2) the aggregate Revolving Advances of such non-Defaulting Lender.

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Issuing Lenders agree in writing in their sole reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), and if applicable, such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Advances of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Advances and participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders in accordance with their Applicable Percentages (without giving effect to clause (a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c) Replacement of Defaulting Lenders.  If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to be replaced in accordance with Section 2.15.

(d) Termination of Defaulting Lender Revolving Commitment.  The Borrower may terminate the unused amount of the Revolving Commitments of a Defaulting Lender upon not less than three (3) Business Days' prior notice to the Administrative Agent (which will promptly notify the applicable Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender or any Lender may have against such Defaulting Lender.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions Precedent to Closing Date.  This Agreement shall become effective upon and the obligation of each Issuing Lender, the Swingline Lender and each Lender to make its initial Credit Extension hereunder is subject to the satisfaction of the following conditions precedent:

(a) Documentation.  The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules;

(ii) the Notes payable to the order of each Lender, as requested by such Lender;

(iii) the Guaranty;

(iv) a certificate from a Responsible Officer of the Borrower dated as of the Closing Date hereof stating that as of such date (A) all representations and warranties of the Credit Parties set forth in this Agreement are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to "Material Adverse Change" or otherwise as to "materiality", such representation and warranty is true and correct in all respects) and (B) no Default has occurred and is continuing;

(v) a secretary's certificate from each Credit Party certifying such Person's (A) officers' incumbency, (B) authorizing resolutions, and (C) organizational documents;

(vi) certificates of good standing for each Credit Party in (a) the state or territory of the United States of America in which each such Person is organized and (b) each state or territory of the United States of America in which such good standing is necessary except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Change, which certificates shall be dated a date not earlier than 30 days prior to date hereof;

(vii) a legal opinion of Andrews Kurth LLP, outside counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(viii) a Compliance Certificate dated as of the Closing Date giving pro forma effect to the initial Borrowings, if any; and

(ix) such other documents, governmental certificates, and agreements as any Lender Party may reasonably request.

(b) Representations and Warranties.  The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct on and as of the Closing Date before and after giving effect to the initial Borrowings or issuance (or deemed issuance) of Letters of Credit, as though made on and as of such date and before and after giving effect to the Transactions which occur on or before the Closing Date.

(c) No Default.  No Default shall have occurred and be continuing.

(d) Payment of Fees.  The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Section 9.1 and the Fee Letter.

(e) Termination of Existing Credit Facility.  The Administrative Agent shall have received reasonably sufficient evidence indicating that simultaneously with the making of the initial Advances hereunder the obligations of the Credit Parties and their lenders under the Existing Credit Facility shall be terminated (including, without limitation, any obligations in respect of guaranties executed in connection with such Existing Credit Facility (but excluding any obligations which expressly survive the repayment of the amounts owing under the Existing Credit Facility)).

(f) Consents; Authorization; Conflicts.  The Borrower shall have received any consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, or any Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents.

(g) Other Proceedings.  No action, suit, investigation, bankruptcy or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(h) Material Adverse Change.  Since December 31, 2009, there shall not have occurred any circumstance or condition that could reasonably be expected to result in a Material Adverse Change.

(i) Solvency.  The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer of the Borrower certifying that, before and after giving effect to the initial Borrowings made hereunder, the Borrower is Solvent and the Credit Parties on a consolidated basis are Solvent.

(j) Patriot Act Disclosures.  Prior to the Closing Date, the Administrative Agent, the Arrangers and each Lender Party shall have received all documentation and other information that such Person shall have requested in order to comply with its respective obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent such documentation and other information shall have been requested reasonably in advance of such date.

3.2 Conditions Precedent to Each Credit Extension.  The obligation of each Lender to make any Credit Extension on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to make any Credit Extension and the obligation of the Swingline Lender to make Swingline Advances, in any such case, shall be subject to the further conditions precedent that on the date of such Borrowing or such Credit Extension:

(a) Representations and Warranties.  As of the date of the making of such Credit Extension, the representations and warranties made by any Credit Party in the Credit Documents shall be true and correct in all material respects on such date (provided that to the extent any representation and warranty is qualified as to "Material Adverse Change" or otherwise as to "materiality", such representation and warranty is true and correct in all respects), except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and the representations and warranties contained in subsections (a) and (b) of Section 4.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.2, and each request for the making of any Credit Extension and the making of such Credit Extension shall be deemed to be a reaffirmation of such representations and warranties.

(b) Event of Default.  As of the date of the Credit Extension, there shall exist no Default, and the making of such Credit Extension would not cause a Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants as follows:

4.1 Organization.  Each of the Borrower and its Subsidiaries is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure could not reasonably be expected to result in a Material Adverse Change.

4.2 Authorization.  The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party's powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any organizational documents of such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party except where such contravention could not reasonably be expected to result in a Material Adverse Change, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement except where such creation or imposition could not reasonably be expected to result in a Material Adverse Change, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, except notices to or filings with the SEC that may be required from time to time and where the failure to obtain such authorizations or approvals could not reasonably be expected to result in a Material Adverse Change.  At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, don't contravene (i) the Borrower's organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, in each case except where such contravention, creation, imposition or requirement could not reasonably be expected to result in a Material Adverse Change.

4.3 Enforceability.  The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

4.4 Financial Condition.

(a) The Borrower has delivered to the Lenders the Financial Statements for the fiscal year ended December 31, 2010 and the fiscal quarter ended March 31, 2011 and such Financial Statements are true and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof.  As of the date of the financial statements referred in the preceding sentence, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since December 31, 2010, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

4.5 Ownership and Liens.  The Borrower and each Subsidiary have good title to, or valid interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

4.6 True and Complete Disclosure.  All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower or a Subsidiary and furnished to any Lender Party for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time, in light of the circumstances under which they were made.  There is no fact known to any Responsible Officer of the Borrower on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change.

4.7 Litigation.  Except as disclosed in the Financial Statements provided in Section 4.4(a), there are no actions, suits, or proceedings pending or, to the Borrower's knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change.  Additionally, except as disclosed in writing to the Lender Parties, there is no pending or, to the best of the knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

4.8 Compliance with Agreements.  Neither the Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation, in each case, the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change.  Neither the Borrower nor any Subsidiary is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change.  No Default has occurred and is continuing.

4.9 Pension Plans.  Except for matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change, (a) all Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code, (b) no Termination Event has occurred with respect to any Plan, (c) each Plan has at all times satisfied the minimum funding standard under Section 302 of ERISA and there has been no excise tax imposed upon the Borrower or any Subsidiary under Section 4971 of the Code, (d) no Reportable Event has occurred with respect to any Multiemployer Plan, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability, and (g) neither the Borrower nor any member of the Controlled Group during the last six years has been a participating employer in a Multiemployer Plan during the last six years.  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual accrual expense during any fiscal year to the Borrower or any Subsidiary for post-retirement benefits to be provided, except as required by law, to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could reasonably be expected to exceed $50,000,000.00.

4.10 Environmental Condition.  Except to the extent that any inaccurancy could not reasonably be expected to result in a Material Adverse Change:

(a) Permits, Etc.  Except as disclosed in the Financial Statements provided in Section 4.4(a), the Borrower and the Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii)  have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

(b) Certain Liabilities.  None of the present or previously owned or operated Property of the Borrower or any Subsidiary, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party or any Subsidiary, wherever located; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response.

(c) Certain Actions.  Without limiting the foregoing, (i) all notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any Subsidiary, or any Person's former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower's best knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws.

4.11 Material Subsidiaries.  As of the Closing Date, the Borrower does not have any Material Subsidiaries other than those listed on Schedule 4.11.  The Equity Interests of each Material Subsidiary are validly issued, fully paid and non-assessable.  Each Material Subsidiary, to the extent required, has complied with the requirements of Section 5.6.

4.12 Investment Company Act.  Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.  Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

4.13 Taxes.  Proper and accurate federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, any Subsidiary, or any member of the Affiliated Group as determined under Section 1504 of the Code (hereafter collectively called the "Tax Group") have been filed with the appropriate Governmental Authorities, and all Taxes due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except (a) where contested in good faith and by appropriate proceeding and for which full or adequate provisions therefor is included on the books of the appropriate member of the Tax Group and (b) where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  Proper and accurate amounts have been withheld (including withholdings from employee wages and salaries relating to income tax and employment insurance) by the Borrower and all other members of the Tax Group from their employees for all periods to comply with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  Timely payment of all material sales and use taxes required by applicable law have been made by the Borrower and all other members of the Tax Group except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

4.14 Permits, Licenses, etc.  The Borrower and each Subsidiary possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its respective business except where the failure to maintain the same could not reasonably be expected to result in a Material Adverse Change.  The Borrower and each Subsidiary manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change.

4.15 Use of Proceeds.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation  T, U or X.

4.16 Condition of Property; Casualties.  The material Properties used or to be used in the continuing operations of the Borrower or any Subsidiary, are in good working order and condition, normal wear and tear excepted, except for certain deficiencies that could not reasonably be expected to result in a Material Adverse Change.  Except as disclosed in the Financial Statements provided in Section 4.4(a), neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

4.17 Insurance.  The Borrower and each Subsidiary carry insurance (which may be carried by the Borrower on a consolidated basis) or maintain appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable or customary given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted and the availability of insurance coverage at commercially reasonable rates.

4.18 Foreign Assets Control Regulations, etc.

(a) Neither any Letter of Credit nor any part of the proceeds of the Advances will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Borrower nor any Subsidiary (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  The Borrower and the Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) The Borrower and its Subsidiaries is in compliance with any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

(d) Neither any Letter of Credit nor any part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower or one of the Subsidiaries.

4.19 Obligations Pari Passu.  The Obligations of the Credit Parties under Credit Documents to which they are a party rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured Debt of such Credit Parties.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid (except for Obligations which by their terms survive termination), any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure, the Borrower agrees to comply with the following covenants.

5.1 Organization.  The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

5.2 Reporting.

(a) Annual Financial Reports.  The Borrower shall provide, or shall cause to be provided, to the Administrative Agent with sufficient copies for the Lenders, as soon as available after the end of each fiscal year of the Borrower, but in any event no more than five Business Days after the date required under Securities Laws for the filing of its Form 10-K, the unqualified audited annual Financial Statements, all prepared in conformity with GAAP consistently applied and all as audited by the Borrower's certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, together with a duly completed Compliance Certificate.

(b) Quarterly Financial Reports.  The Borrower shall provide to the Administrative Agent with sufficient copies for the Lenders, as soon as available after the end of the first three fiscal quarters of each fiscal year of the Borrower, but in any event no more than five Business Days after the date required under Securities Laws for the filing of its Form 10-Q Financial Statements as of the close of such fiscal quarter which shall be certified as accurate by a senior financial officer of the Borrower, and a duly completed Compliance Certificate.

(c) Annual Budget.  As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent  an annual operating and capital budget for the current fiscal year.

(d) Defaults.  The Borrower shall provide to the Administrative Agent promptly, but in any event within three Business Days after knowledge of the occurrence thereof, a notice of each Default or Event of Default known to the Borrower or to any other Subsidiary, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Borrower or such other Subsidiary has taken and proposes to take with respect thereto.

(e) Other Creditors.  The Borrower shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any other Subsidiary pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing or relating to Debt in a principal amount equal to or greater than $50,000,000.

(f) Litigation.  The Borrower shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any Subsidiary, in each case, that could reasonably be expected to result in a Material Adverse Change.

(g) Environmental Notices.  Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by the Borrower or any other Subsidiary, the Borrower shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $50,000,000, or (ii) concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $50,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $50,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA.

(h) Material Changes.  The Borrower shall provide to the Administrative Agent prompt written notice of any condition or event of which the Borrower or any other Subsidiary has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any other Subsidiary is a party or by which their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.

(i) Termination Events.  As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Borrower shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(j) Termination of Plans.  Promptly and in any event within five Business Days after receipt thereof by the Borrower or any other member of the Controlled Group from the PBGC, the Borrower shall provide to the Administrative Agent copies of each notice received by the Borrower or any such other member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(k) Other ERISA Notices.  (i) Promptly and in any event within five Business Days after receipt thereof by the Borrower or any other member of the Controlled Group from a Multiemployer Plan sponsor, the Borrower shall provide to the Administrative Agent a copy of each notice received by the Borrower or any other member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any other member of the Controlled Group pursuant to Section 4202 of ERISA; (ii) as soon as possible and in any event no later than 30 days prior to the occurrence of such event, the Borrower shall provide to the Administrative Agent written notice of an assumption by the Borrower, any Subsidiary, or any member of the Controlled Group of an obligation to contribute to any Multiemployer Plan; and (iii) as soon as possible and in any event no later than 30 days prior to the occurrence of such event, the Borrower shall provide to the Administrative Agent written notice of an acquisition by the Borrower, any Subsidiary, or any member of the Controlled Group of an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(l) Other Governmental Notices.  Promptly and in any event within five Business Days after receipt thereof by the Borrower or any other Subsidiary, the Borrower shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority if such modification, revocation or suspension could reasonably be expected to result in a Material Adverse Change;

(m) Disputes; etc.  Promptly and in any event within five Business Days after knowledge thereof by the Borrower or any other Subsidiary, the Borrower shall provide to the Administrative Agent written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower or any other Subsidiary, any such actions threatened, or affecting the Borrower or any other Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any other Subsidiary has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any other Subsidiary if such strike could reasonably be expected to result in a Material Adverse Change, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any other Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $50,000,000;

(n) SEC.  Promptly after the same become publicly available, the Borrower shall provide to the Administrative Agent copies of all periodic and other reports, proxy statements and other materials (other than filings under Section 16 of the Securities Exchange Act of 1934) filed by the Borrower or any other Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower or any other Subsidiary to its shareholders generally, as the case may be;

(o) Additional Notes.  The Borrower shall provide to the Administrative Agent prompt written notice of the issuance of any Additional Notes, prior written notice of such intended offering therefor, the amount thereof and the anticipated date of closing, each if applicable, together with calculations in form and substance satisfactory to the Administrative Agent certified by a Responsible Officer of the Borrower demonstrating that the Borrower is in compliance, on a pro forma basis after giving effect to such issuance, with the covenants contained in Section 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if such issuance had occurred on the first day of each relevant period for testing such compliance; and

(p) Other Information.  Subject to the confidentiality provisions of Section 9.8, the Borrower shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any other Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.2(a), (b), or (n) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule IV; or (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website (including, without limitation, the SEC's website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof) of the posting of any such documents.  The Administrative Agent shall not have an obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

5.3 Insurance.  The Borrower shall, and shall cause each Subsidiary to, carry insurance (which may be carried by the Borrower on a consolidated basis) or maintain appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable or customary given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted, and the availability of insurance coverage at commercially reasonable rates and as are consistent with past practices.

5.4 Compliance with Laws.  The Borrower shall, and shall cause each Subsidiary to, comply with all federal, state, provincial, territorial and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of the Borrower or such Subsidiary and maintain all related permits necessary for the ownership and operation of the Borrower's and such Subsidiary's Property and business, except in any case where the failure to so comply or maintain could not reasonably be expected to result in a Material Adverse Change, provided that this Section 5.4 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established.

5.5 Taxes.  The Borrower shall, and shall cause each Subsidiary to pay and discharge all Taxes imposed on the Borrower or any of its Subsidiaries, respectively, prior to the date on which penalties attach, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change; provided that nothing in this Section 5.5 shall require the Borrower or any of its Subsidiaries to pay any Tax which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

5.6 Additional Guarantors.  Immediately upon the creation of any new Material Subsidiary permitted by this Agreement and within 30 days of any Person becoming a Material Subsidiary or after the purchase by the Borrower or any of its Subsidiaries of the Equity Interests of any Person, which purchase results in such Person becoming a Material Subsidiary, the Borrower shall (a) cause such Subsidiary to execute and deliver to the Administrative Agent, a joinder to the Guaranty, and (b) cause such Subsidiary to deliver such evidence of corporate authority to enter into such Credit Documents and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)) as the Administrative Agent may reasonably request.

5.7 Records; Inspection.  The Borrower shall, and shall cause each Subsidiary to maintain proper, complete and consistent books of record with respect to such Person's operations, affairs, and financial condition.  From time to time upon reasonable prior notice, the Borrower shall permit any Lender and shall cause each Subsidiary to permit any Lender to (a) visit and inspect the Property of the Borrower or such Subsidiary, (b) discuss the business operations and Property of the Borrower or such Subsidiary with the officers and directors thereof and (c) after the occurrence and during the continuance of an Event of Default, subject to any applicable confidentiality considerations, examine the books and records of the Borrower or such Subsidiary, in each case at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Borrower or such Subsidiary.

5.8 Maintenance of Property.  The Borrower shall, and shall cause each Subsidiary to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted, except to the extent any failure to so maintain could not reasonably be expected to result in a Material Adverse Change; and shall abstain from, and cause each Subsidiary to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid (except for Obligations which by their terms survive termination), any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure, the Borrower agrees to comply with the following covenants.

6.1 Debt.  The Borrower shall not, nor shall it permit any Subsidiary to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt, other than the following:

(a) Debt existing on the Closing Date and described in Schedule 6.1; provided that such Debt may not be increased in principal amount except to the extent such additional principal amount would be permitted pursuant to Section 6.1(c) below;

(b) unsecured Debt provided that the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such transactions, with the covenants contained in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if the incurrence of the unsecured Debt in question had occurred on the first day of each relevant period for testing such compliance;

(c) secured Debt not otherwise permitted under this Section 6.1; provided that (i) the Liens securing such Debt are permitted under Sections 6.2(k) and 6.2(l) and (ii) the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such transactions, with the covenants contained in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if the incurrence of the secured Debt in question had occurred on the first day of each relevant period for testing such compliance; and

(d) intercompany Debt.

6.2 Liens.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of the Borrower or any other Subsidiary of the Borrower, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following:

(a) Liens securing the Obligations;

(b) Liens existing on the Closing Date and described in Schedule 6.2;

(c) Liens imposed by law, such as materialmen's, mechanics', builder's, carriers', workmen's and repairmen's liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(d) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(e) Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves for such items have been made in accordance with GAAP;

(f) Liens arising from precautionary UCC financing statements regarding leases to the extent such leases are permitted hereby;

(g) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or such other Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use to the extent such violation could reasonably be expected to result in a Material Adverse Change;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(k) Liens securing Debt and not otherwise permitted under this Section 6.2; provided that (i) the aggregate principal amount of all Debt secured by such Liens does not exceed 5% of the Net Worth of the Borrower and its consolidated Subsidiaries at any time (determined as of the end of each of the most recently completed fiscal quarter for which financial statements have been provided pursuant to Section 5.2), and (ii) the Borrower and its Subsidiaries are in compliance with the covenants set forth in this Agreement, both before and after giving effect to each incurrence of such Debt); provided, further, notwithstanding the foregoing, that no Lien permitted under this Section 6.2(k) shall secure Debt owing under the Note Documents unless and until the Debt under the Credit Documents is equally and ratably secured by all property subject to such Lien, in each case pursuant to documentation reasonably satisfactory to the Majority Lenders; and

(l) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with the Borrower as a Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereof), and (ii) secure Debt permitted by Section 6.1(c).

6.3 [Reserved].

6.4 Acquisitions.  The Borrower shall not, nor shall it permit any Subsidiary to, make an Acquisition in a transaction or related series of transactions; provided that, an Acquisition may be made so long as no Event of Default exists both before and after giving effect to such Acquisition and such Acquisition is in accordance with Section 6.11.

6.5 Burdensome Agreements.  The Borrower shall not, nor shall it permit any Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement) (a) which in any way prohibits or restricts (i) the Borrower or any Subsidiary from paying or prepaying the Obligations, or which requires the consent of or notice to other Persons in connection therewith, (ii) the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations (other than agreements governing secured Debt permitted by Sections 6.1 and 6.2 to the extent such restrictions govern only the asset financed pursuant to or securing such Debt and the Note Documents), or (iii) any Subsidiary from making Restricted Payments or making or paying intercompany loans and advances to the Borrower, or (b) with respect to any action described in clauses (a)(i), (ii) or (iii) above, which requires the consent of or notice to other Persons in connection therewith.

6.6 Use of Proceeds; Use of Letters of Credit.  The Borrower shall not, nor shall it permit any Subsidiary to use the proceeds of the Revolving Advances and Letters of Credit for any purposes other than (a) for working capital and other general corporate purposes, (b) fund capital expenditures and (c) the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

6.7 Corporate Actions; Fundamental Changes.

(a) The Borrower shall not, nor shall it permit any Credit Party to, merge, amalgamate or consolidate with or into any other Person, except that (i) the Borrower may merge or amalgamate with any Person provided that (A) no Change in Control occurs and (B) immediately after giving effect to any such proposed transaction no Default would exist, (ii) the Borrower may merge or amalgamate with any of its wholly-owned Subsidiaries, provided that immediately after giving effect to any such proposed transaction no Default would exist and the Borrower is the surviving entity, (iii) any Subsidiary of the Borrower may merge, amalgamate or be consolidated with or into any other Person, provided that immediately after giving effect to any such proposed transaction no Default would exist and (iv) Rowan Drilling Company, Inc. and its Subsidiaries may merge, amalgamate or be consolidated with or into any other Person, provided that immediately after giving effect to any such proposed transaction no Default would exist.

(b) The Borrower shall not, nor shall it permit any Credit Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) the Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the stock or assets of Rowan Drilling Company, Inc. and its Subsidiaries to any Person, and (ii) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

6.8 Sale of Assets.  The Borrower shall not, nor shall it permit any Subsidiary to, sell, convey, or otherwise transfer any of its assets outside the ordinary course of business; provided that, any such sale, conveyance or transfer may be effected if (a) no Event of Default exists both prior to and after giving effect to such sale, conveyance or transfer and (b) such sale, conveyance or transfer is not prohibited under Section 6.7 above.

6.9 [Reserved].

6.10 Affiliate Transactions.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm's length transaction with a Person that is not such an affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

6.11 Line of Business.  The Borrower shall not, nor shall it permit any Subsidiary to, change the character of its business such that the principal business of the Borrower and its Subsidiaries is not contract drilling or manufacturing substantially as conducted on the date of this Agreement.

6.12 Compliance with ERISA.  Except for matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (c) fail to cause, or allow any Subsidiary or any member of the Controlled Group to fail to cause, any Plan to comply with the minimum funding standard under Section 302 of ERISA or Section 412 of the Code; (d) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (e) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (f) fail to cause, or permit any member of the Controlled Group to fail to cause, any Plan to comply with the requirements of Section 436 of the Code.

6.13 Limitation on Accounting Changes or Changes in Fiscal Periods.  The Borrower shall not, nor shall it permit any of its Subsidiaries to permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Borrower or any of its Subsidiaries to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

6.14 Hedging Arrangements.  The Borrower shall not, nor shall it permit any Subsidiary to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower's or its Subsidiaries' operations.

6.15 Debt to Capitalization Ratio.  The Borrower shall not permit the Debt to Capitalization Ratio, at the end of each fiscal quarter of the Borrower, to be greater than 50%.

ARTICLE VII

DEFAULT AND REMEDIES

7.1 Events of Default.  The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement and any other Credit Document:

(a) Payment Failure.  Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b) False Representation or Warranties.  Any representation or warranty made or deemed to be made by any Credit Party or any Responsible Officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c) Breach of Covenant.  (i) Any breach by any Credit Party of any of the covenants in Section 5.2(a), Section 5.2(b), Section 5.2(d), or Article VI of this Agreement or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured within 30 days after the earlier of the date notice thereof is given to the Borrower by any Lender Party or the date any Responsible Officer of the Borrower or any other Subsidiary obtained actual knowledge thereof;

(d) Guaranty.  The Guaranty shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranty; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e) Cross-Default. (i) The Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $50,000,000.00 individually or when aggregated with all such Debt of such Persons so in default (but excluding Debt constituting Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $50,000,000.00 individually or when aggregated with all such Debt of such Persons so in default (other than Debt constituting Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt which is outstanding in a principal amount of at least $50,000,000.00 individually or when aggregated with all such Debt of such Persons so in default shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this subsection 7.1(e), the "principal amount" of the obligations in respect of any Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(f) Bankruptcy and Insolvency.  (i) The Borrower shall terminate its existence or dissolve or (ii) any Credit Party (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief under any Debtor Relief Law, (B) shall have had, without its consent, any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive or (C) shall have had any order for relief entered by a court under any Debtor Relief Law;

(g) Adverse Judgment.  The Borrower or any Subsidiary suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $50,000,000.00 and either (i) execution and/or seizure proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(h) Termination Events.  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $50,000,000.00;

(i) Plan Withdrawals.  The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $50,000,000.00;

(j) ERISA Liabilities.  Any event occurs creating any ERISA Liabilities which could reasonably be expected to result in a Material Adverse Change and such event is not cured within 60 days from the occurrence of such event; or

(k) Change in Control.  The occurrence of a Change in Control.

7.2 Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to Section 7.1(f)) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Revolving Lender, the Swingline Lender and each Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Guaranty or any other Credit Document by appropriate proceedings.

7.3 Automatic Acceleration of Maturity.  If any Event of Default pursuant to Section 7.1(f) shall occur,

(a) the obligation of each Lender, the Swingline Lender and each Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b) the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Guaranty or any other Credit Document by appropriate proceedings.

7.4 Set-off.  If an Event of Default shall have occurred and be continuing, each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Credit Document and although such obligations of any Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness.  In the event that any Defaulting Lender shall exercise any right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.   The rights of the Lender Parties and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender Parties and their respective Affiliates may have.  Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

7.5 Remedies Cumulative, No Waiver.  No right, power, or remedy conferred to any Lender Party in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy.  No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender Party in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.  Any Lender Party may cure any Event of Default without waiving the Event of Default.  No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

7.6 Application of Payments.

(a) Prior to Event of Default.  Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement.

(b) After Event of Default.  If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any Credit Party shall be applied to the Obligations by the Administrative Agent in the following order and manner:

(i) First, to payment of that portion of such Obligations constituting fees, indemnities, expenses, and other amounts (other than principal and interest but including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.11, 2.12, and 2.14) payable by any Credit Party to the Administrative Agent in its capacity as such;

(ii) Second, to payment of that portion of such Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Lender Parties (including fees, charges and disbursements of counsel to the respective Lender Parties and amounts payable under Article II), ratably among Lender Parties;

(iii) Third, to payment of that portion of such Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Obligations payable by any Credit Party allocated ratably among the Lender Parties;

(v) Fifth, to the Administrative Agent for the account of the Issuing Lenders, ratably among the Issuing Lenders, to cash collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

(vi) Sixth, to the remaining Obligations owed by any Credit Party including all Obligations for which the Borrower is liable as a Guarantor, allocated among such remaining Obligations as determined by the Administrative Agent and the Majority Lenders and applied to such Obligations in the order specified in this clause (b); and

(vii) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, the Letters of Credit have been terminated or cash collateralized and all Revolving Commitments have been terminated, to Borrower or as otherwise required by any Legal Requirement.

Subject to Section 2.3(i), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND ISSUING LENDERS

8.1 Appointment and Authority.  Each Lender and each Issuing Lender hereby irrevocably (a) appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

8.2 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3 Exculpatory Provisions.  None of the Administrative Agent or the Issuing Lenders shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, none of the Administrative Agent or the Issuing Lenders:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that Administrative Agent or an Issuing Lender shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or such Issuing Lender to liability or that is contrary to any Credit Document or Legal Requirement; and

(c) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, an Issuing Lender or any of its Affiliates in any capacity.

None of the Administrative Agent or the Issuing Lenders shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or such Issuing Lender shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 7.1) or (ii) in the absence of its own gross negligence or willful misconduct.  None of the Administrative Agent and the Issuing Lenders shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent or such Issuing Lender by the Borrower or a Lender Party.

None of the Administrative Agent or the Issuing Lenders shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent or the Issuing Bank.

8.4 Reliance by Administrative Agent and the Issuing Lenders.  Each of the Administrative Agent and the Issuing Lenders shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each of the Administrative Agents and the Issuing Lenders also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Credit Extension.  The Administrative Agent or an Issuing Lender may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.6 Resignation of Administrative Agent or Issuing Lender.  The Administrative Agent or an Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the approval of the Borrower unless an Event of Default has occurred and is continuing, to appoint a successor Administrative Agent and/or a successor Issuing Lender.  If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after Wells Fargo gives notice of its resignation, then Wells Fargo may on behalf of the Lenders, appoint a successor agent with the approval of the Borrower (such approval not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing.  Once a Person has accepted such appointment, then such resignation shall become effective in accordance with such notice and such Person shall be discharged from its duties and obligations as Administrative Agent and/or Issuing Lender hereunder and under the other Credit Documents (except that such Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of such Person until the termination of all such Letters of Credit issued by such Person).  Upon the acceptance of a successor's appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Issuing Lender, as applicable, and the retiring Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's or Issuing Lender's resignation hereunder and under the other Credit Documents, the provisions of this Article and Sections 9.1(b), (c), and (d) and Section 2.3(h) shall continue in effect for the benefit of such retiring Administrative Agent and Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender.

8.7 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.  In this regard, each party hereto acknowledges that Bracewell & Giuliani LLP is acting in this transaction as special counsel to the Administrative Agent only.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Credit Documents and the matters contemplated therein.

Each Lender shall be deemed (a) by delivering its signature page to this Agreement and making any Advance on the Closing Date to have consented to, approved or accepted each Credit Document and each other document or other matter referred to in Section 3.1 required to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Arrangers or the Lenders and to have been satisfied with the satisfaction of all other conditions precedent required to be satisfied under Section 3.1 and (b) by making any Advance after the Closing Date to have been satisfied with the satisfaction of the conditions precedent required to be satisfied in connection therewith under Section 3.2.

8.8 No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arrangers, Syndication Agent and Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b) Indemnification by the Borrower.  The Borrower shall, and does hereby indemnify, the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of or material breach of the Credit Documents by, such Indemnitee, if the Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (ii) arise solely as the result of a dispute among or between Indemnitees and do not to any extent result from any act or omission on the part of any Credit Party or its Related Parties (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lenders or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an Issuing Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.5(e).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Credit Party shall assert, and each such party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.

(e) Electronic Communications.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby unless such damages result from a breach of the confidentiality provisions of Section 9.8 or except where the same are a result of such party's gross negligence or willful misconduct.

(f) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(g) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and any Issuing Lender, the replacement of any Lender, the termination of the Revolving Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

9.2 Waivers and Amendments.

(a) No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such agreement shall:

(i) increase the Revolving Commitment of any Lender without the written consent of such Lender;

(ii) increase the aggregate Revolving Commitments other than pursuant to Section 2.1(d) as in effect on the date hereof without the written consent of each Lender;

(iii) reduce the principal amount of any Advance (other than prepayments or repayments in accordance with the terms of this Agreement) or reduce the amount of or rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby); provided, however, that only the consent of the Majority Lenders shall be required to waive any obligation of the Borrower to pay default interest pursuant to Section 2.9(d) with respect to the Revolving Credit Facility, including with respect to any amount payable thereunder or in connection therewith;

(iv) postpone the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby;

(v) change Section 2.5(e), Section 7.6, this Section 9.2 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, without the written consent of each Lender;

(vi) amend, modify or waive any provision in a manner that would alter the pro rata sharing of payments to or disbursements by Lenders required thereby, without the written consent of each Lender;

(vii) release any Guarantor from its obligation under any Guaranty except any Guarantor sold as permitted by Sections 6.7 and 6.8, without the written consent of each Lender;

(viii) change any of the provisions of this Section or the definition of "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lenders or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lenders or the Swingline Lender, as the case may be.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Credit Document (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, a majority in interest of Lenders under the Revolving Credit Facility or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lender); provided that any such amendment, waiver or consent referred to in clause (ii), (iii), (iv) or (v) above that, but for this sentence, would require the prior written consent of such Defaulting Lender, will continue to require the consent of such Defaulting Lender; and provided further that any such amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than any other Lender whose consent is so required shall require the consent of such Defaulting Lender.

(c) Notwithstanding anything to the contrary contained in this Section 9.2, Credit Documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such Credit Documents to be consistent with this Agreement and the other Credit Documents.

9.3 Severability.  In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.4 Survival of Representations and Obligations.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties.  All obligations of the Borrower provided for in Sections 2.11, 2.12, 2.14(b), and 9.1(a), (b) and (d) and all of the obligations of the Lenders in Section 9.1(c) and Section 9.8 shall survive any termination of this Agreement, repayment in full of the Obligations, and termination or expiration of all Letters of Credit.

9.5 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.6(a), (b) by way of participation in accordance with the provisions of Sections 9.6(c) and 9.6(d) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(c) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.6 Lender Assignments and Participations.

(a) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender's Revolving Commitment under the Revolving Credit Facility or the Advances at the time owing to it under the Revolving Credit Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (a)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Advance or the Revolving Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (a)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not Lender under the Revolving Credit Facility, an Affiliate of such Lender or any Approved Fund with respect to such Lender, provided that no such consent shall be required if an Event of Default shall have occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender under the Revolving Credit Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided, further, that only one such fee shall be payable in the event of contemporaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group).  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vi) Defaulting Lenders; Borrower.  No assignment shall be made to any Defaulting Lender, Potential Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons.  No assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section,  from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14(b), 9.1(a), 9.1(b), 9.1(c), and 9.1(d) with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina or Houston, Texas a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  At any reasonable time and from time to time upon reasonable prior notice, the Register shall be available (i) for inspection by the Borrower and (ii) for inspection by each Lender as to its Revolving Commitment and principal amount of Advances owing to it.

(c) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, any other Credit Party or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or other Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or the Advances owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), (c) or (d) of this Section 9.6 (that adversely affects such Participant).  Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 2.11, 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(f) as though it were a Lender.

(d) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e), in which case Section 2.14 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.7 Notices, Etc.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule IV; (ii) if to the Administrative Agent or an Issuing Lender, at the applicable address (or facsimile numbers) set forth on Schedule IV; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

(i) The Borrower and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower or any other Credit Party to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any other Subsidiary, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the "Platform"); provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) none of the Administrative Agent nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Administrative Agent and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.  Nothing in this Section 9.7(b) shall relieve the Administrative Agent or any Lender from their obligations under Section 9.8.

(ii) Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender's e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c) Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

9.8 Confidentiality.  The Administrative Agent, each Lender and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (the "Representatives") (it being understood that the Representative to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any other Subsidiary and their respective obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party.  For purposes of this Section, "Information" means all information received from the Borrower or any other Subsidiary relating to the Borrower or any other Subsidiary or any of their respective businesses, other than any such information that is available to Lender Party on a nonconfidential basis prior to disclosure by the Borrower or any other Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Administrative Agent, each Lender and each Issuing Lender agrees to be responsible for any breaches of this Section 9.8 by its Representatives.

9.9 [Reserved].

9.10 Usury Not Intended.  It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, the United States from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement.  In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement and all other Credit Documents, "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement or any other Credit Document; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Obligations, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of the Obligations owing to such Lender (or if all such Obligations shall have been paid in full, refund said excess to the Borrower).  In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Advances all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.  The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

9.11 Usury Recapture.  In the event the rate of interest chargeable under this Agreement or any other Credit Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Obligations shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Obligations equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Credit Document had at all times been in effect. In the event, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement and the Obligations is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement or such Credit Document had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the applicable Lender Party an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on Obligations owed to it if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on such Obligations if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement or any Credit Document on Obligations owed to it.  In the event the any Lender Party ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Obligations, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

9.12 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower or any other Credit Party is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

9.13 Governing Law; Submission to Jurisdiction.

(a) Governing Law.  This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Federal or New York state court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process.  Each party hereto irrevocably consents to service of process in any manner permitted by applicable law.

9.14 Execution.

(a) Execution in Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b) Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any state laws based on the Uniform Electronic Transactions Act.

9.15 Waiver of Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.16 USA PATRIOT ACT Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  Promptly following a request from the Administrative Agent, a Lender, or Issuing Lender, the Borrower hereby agree to deliver all documentation and other information that the Administrative Agent, a Lender, or an Issuing Lender, as applicable, may reasonably request in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

9.17 No Fiduciary Duty.  Each Lender Party may have economic interests that conflict with those of Borrower.  Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party and Borrower, its stockholders or its affiliates.  The Borrower acknowledges and agrees that (a) the transactions contemplated by the Credit Documents are arm's-length commercial transactions between the Lender Parties, on the one hand, and Borrower, on the other, (b) in connection therewith and with the process leading to such transaction each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of Borrower, its management, stockholders, creditors or any other person, (c) no Lender Party has assumed an advisory or fiduciary responsibility in favor of Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its affiliates has advised or is currently advising Borrower on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (d) Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

 [Remainder of this page intentionally left blank.  Signature pages follow.]

SCHEDULE I
Pricing Schedule

The Applicable Margin with respect to each Type and Class of Advance, the Letters of Credit and the Commitment Fees shall be determined in accordance with the following table based on the Borrower's Debt Rating.  Adjustments, if any, to such Applicable Margin shall be effective on the date of a publicly announced change in a Debt Rating and ending on the date immediately preceding the effective date of the next such change.

		Revolving Credit Facility
Applicable Margin	Debt Rating	Eurodollar Margin	Base Rate Margin	Commitment Fee
Level I	BBB+/Baa1	1.25%	0.25%	0.175%
Level II	BBB/Baa2	1.50%	0.50%	0.200%
Level III	BBB-/Baa3	1.75%	0.75%	0.250%
Level IV	BB+/Ba1	2.00%	1.00%	0.300%
Level V	BB/Ba2	2.25%	1.25%	0.400%

"Debt Rating" means, as of any date of determination, the rating as determined by either S&P or Moody's (collectively, the "Debt Ratings") of the Borrower's secured unsecured debt; provided that (a) if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest), unless there is a split in Debt Ratings of more than one Pricing Level, in which case the Applicable Margin shall be determined by reference to the Pricing Level next below that of the higher of the Debt Ratings; (b) if either Moody's or S&P (but not both) shall have in effect a Debt Rating, then the Pricing Level shall be determined by the Debt Rating issued by either Moody's or S&P, as the case may be; (c) if neither Moody's nor S&P shall have in effect a Debt Rating (other than by reason of the circumstances referred to in clause (d) of this definition), then the Pricing Level shall be deemed to be Pricing Level V; and (d) if the rating system of Moody's or S&P shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.   For purposes of this definition, "Pricing Level" refers to the corresponding row of the table set forth in the definition of "Applicable Margin".

Schedule I
Page  of 1

SCHEDULE II

Revolving Commitments

Lenders	Revolving Commitment
Wells Fargo Bank, National Association	$60,000,000.00
Citibank, N.A.	$60,000,000.00
DnB Nor Bank ASA	$60,000,000.00
Royal Bank of Canada	$60,000,000.00
Bank of America, N.A.	$44,000,000.00
Barclays Bank PLC	$44,000,000.00
Goldman Sachs Bank USA	$44,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$44,000,000.00
Amegy Bank N.A.	$28,000,000.00
HSBC Bank USA, N.A.	$28,000,000.00
Morgan Stanley Bank, N.A.	$28,000,000.00
TOTAL:	$500,000,000.00

Schedule II
Page  of 1

SCHEDULE III

Existing Letters of Credit

None.

Schedule III
Page  of 1

SCHEDULE IV

Notice Information

ADMINISTRATIVE AGENT AND ISSUING LENDER
Wells Fargo Bank, National Association
Address:                      1525 W WT Harris Boulevard
Charlotte, NC 28262
Mail Code: D1109-019
Attn:                      Syndication Agency Services
Telephone:                      (704) 590-2706
Facsimile:                      (704) 590-2790

with a copy to:
Address:                      1000 Louisiana, 9th Floor
MAC T5002-090
Houston, Texas  77002
Attn:                      C. David Allman, Director
Telephone:                      (713) 319-1923
Facsimile:                      (713) 739-1087

ISSUING LENDER
Wells Fargo Bank, National Association
Address:                      1525 W WT Harris Boulevard
Charlotte, NC 28262
Mail Code: D1109-019
Attn:                      Syndication Agency Services
Telephone:                      (704) 590-2706
Facsimile:                      (704) 590-2790

with a copy to:
Address:                      1000 Louisiana, 9th Floor
MAC T5002-090
Houston, Texas  77002
Attn:                      C. David Allman, Director
Telephone:                      (713) 319-1923
Facsimile:                      (713) 739-1087

Credit Parties
Borrower and Guarantors
Address:                      2800 Post Oak Blvd.
Suite 5450
Houston, Texas 77056-6189
Attn:                      William H. Wells, Senior Vice President,
Chief Financial Officer and Treasurer
Telephone:                      (713) 960-7645
Facsimile:                       (713) 960-7685

with a copy to:
Attn:                      Melanie M. Trent,
Vice President and Corporate Secretary
Telephone:                      (713) 986-6848
Facsimile:                      (713) 960-7509

Schedule IV
Page  of 1

SCHEDULE 4.11

Material Subsidiaries

Rowan Drilling Company, Inc., a Texas corporation
Atlantic Maritime Services, Inc., a Texas corporation
RDC Qatar, Inc., a Delaware corporation
Rowan Finance LLC, a Delaware limited liability company

Schedule 4.11

SCHEDULE 6.1

Existing Debt

1.
Participation Agreement dated December 1, 1984 between the Company and Textron Financial Corporation et al. and Bareboat Charter dated December 1, 1984 between the Company and Textron Financial Corporation et al., as same has been extended by election to renew dated September 14, 1999.

2.
5.88% U. S. Government Guaranteed Ship Financing Obligations, Gorilla VI Series, due March 2012, in the original principal amount of $171,007,000, secured by mobile offshore drilling unit Rowan Gorilla VI.

3.
2.8% U. S. Government Guaranteed Ship Financing Obligations, Gorilla VII Series, due October 2013, in the original principal amount of $185,398,000, secured by mobile offshore drilling unit Rowan Gorilla VII.

4.
3.158% U. S. Government Guaranteed Ship Financing Obligations, Gorilla VIII Series, due July 2021, in the original principal amount of $187,295,000, secured by mobile offshore drilling unit Bob Palmer.

5.
4.33% U. S. Government Guaranteed Ship Financing Obligations, Scooter Yeargain Series, due May 2019, in the original principal amount of $91,198,000, secured by mobile offshore drilling unit Scooter Yeargain.

6.	3.525% U. S. Government Guaranteed Ship Financing Obligations, Tarzan II Series, due May 2020, in the original principal amount of $89,658,000, secured by mobile offshore drilling unit Bob Keller.

7.	7.875% Senior Notes, due August 2019.

8.	5.000% Senior Notes, due September 2017.

Schedule 6.1

SCHEDULE 6.2

Existing Liens

Lien in connection with Participation Agreement dated December 1, 1984 between the Company and Textron Financial Corporation et al. and Bareboat Charter dated December 1, 1984 between the Company and Textron Financial Corporation et al., as same has been extended by election to renew dated September 14, 1999.

Lien in connection with 5.88% U. S. Government Guaranteed Ship Financing Obligations, Gorilla VI Series, due March 2012, secured by mobile offshore drilling unit Rowan Gorilla VI.

Lien in connection with 2.8% U. S. Government Guaranteed Ship Financing Obligations, Gorilla VII Series, due October 2013, secured by mobile offshore drilling unit Rowan Gorilla VII.

Lien in connection with 3.158% U. S. Government Guaranteed Ship Financing Obligations, Gorilla VIII Series, due July 2021, secured by mobile offshore drilling unit Bob Palmer.

Lien in connection with 4.33% U. S. Government Guaranteed Ship Financing Obligations, Scooter Yeargain Series, due May 2019, secured by mobile offshore drilling unit Scooter Yeargain.

Lien in connection with 3.525% U. S. Government Guaranteed Ship Financing Obligations, Tarzan II Series, due May 2020, secured by mobile offshore drilling unit Bob Keller.

Schedule 6.2